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Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

iPCS, Inc.

and

Horizon PCS, Inc.

dated as of March 17, 2005

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2005 (this "Agreement"), by and between iPCS, Inc., a Delaware corporation ("iPCS"), and Horizon PCS, Inc., a Delaware corporation (the "Company").

        WHEREAS, the respective Boards of Directors of iPCS and the Company have approved and declared advisable this Agreement, the merger of the Company with and into iPCS (the "Merger") and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

        WHEREAS, subject to the terms and conditions hereof, the Board of Directors of the Company has agreed to recommend that the holders of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock") approve and adopt this Agreement, the Merger and the transactions contemplated hereby (the "Company Stockholder Approval");

        WHEREAS, subject to the terms and conditions hereof, the Board of Directors of iPCS has agreed to recommend that the holders of common stock, par value $0.01 per share, of iPCS (the "iPCS Common Stock") approve and adopt this Agreement, the Merger and the transactions contemplated hereby, including the amendment to iPCS' Restated Certificate of Incorporation as contemplated herein (the "iPCS Stockholder Approval");

        WHEREAS, as an inducement to and a condition to iPCS entering into this Agreement, Apollo Investment Fund IV, L.P. and certain of its Affiliates, as stockholders of the Company, are simultaneously herewith entering into the Support Agreement attached as Exhibit A hereto (the "Apollo Support Agreement"), relating to the agreement of such stockholders to vote to approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

        WHEREAS, as an inducement to and a condition to the Company entering into this Agreement, certain Affiliates of American International Group, Inc., as stockholders of iPCS, are simultaneously herewith entering into the Support Agreement attached as Exhibit B hereto (the "AIGGIC Support Agreement"), relating to the agreement of such stockholders to vote to approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

        WHEREAS, as an inducement to and a condition to each of the Company and iPCS entering into this Agreement, certain Affiliates of Silver Point Capital, L.P., as stockholders of each of the Company and iPCS, are simultaneously herewith entering into the Support Agreement attached as Exhibit C hereto (the "Silver Point Support Agreement"), relating to the agreement of such stockholders to vote to approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

        WHEREAS, the parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger; Closing.

          (a)   Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into iPCS. iPCS shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

          (b)   Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. no later than three Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at the offices of Mayer, Brown, Rowe & Maw LLP unless another time, date or place is agreed to in writing by the parties hereto.

        1.2    Effective Time.    On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary"), in such form as required by and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or, if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

        1.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

        1.4    Conversion of Company Common Stock.

          (a)   At the Effective Time, subject to Section 1.7 and Section 2.1(e) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned (x) by the Company as treasury stock or (y) directly or indirectly by iPCS or the Company or any of their respective Subsidiaries (as defined below)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into 0.7725 shares (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of iPCS Common Stock. All shares of Company Common Stock converted into iPCS Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, a "Company Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) certificates evidencing the number of whole shares of iPCS Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Company Certificate have been converted pursuant to this Section 1.4(a) and Section 2.1(e). Company Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of iPCS Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Company Certificates in accordance with Section 2.1 hereof, without any interest thereon. The parties understand and agree that the Exchange Ratio has been calculated based upon the accuracy of the representations and warranties set forth in Section 4.2 and that, in the event the number of outstanding shares of Company Common Stock, Company Options (as defined below) or other stock equivalents of the Company is greater than or less than the amounts specifically set forth in Section 4.2 (including as a result of (i) any inaccuracy in the representations and warranties set forth in Section 4.2, (ii) the issuance after the date of this Agreement of restricted stock, options, warrants or other rights to purchase Company Common Stock (other than a Permitted Company Issuance (as defined below)) or (iii) any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or any stock equivalent of the Company, recapitalization, reclassification or other like change occurring after the date of this Agreement), the Exchange Ratio shall be appropriately adjusted. Further, the parties understand and agree that the Exchange Ratio has been calculated based upon the accuracy of the representations and warranties set forth in Section 5.2 and that, in the event the number of outstanding shares of iPCS Common Stock, iPCS Preferred Stock, Wildcat options for the purchase of iPCS Common Stock or other stock equivalents of iPCS is greater than or less than the amounts specifically set forth in Section 5.2 (including as a result of (i) any inaccuracy in the representations and warranties set forth in Section 5.2, (ii) the issuance after the date of this Agreement of restricted stock, options, warrants or other rights to purchase iPCS Common Stock (other than a Permitted iPCS Issuance (as defined below)) or (iii) any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or any stock equivalent of iPCS, recapitalization, reclassification or other like change occurring after the date of this Agreement), the Exchange Ratio shall be appropriately adjusted.

          (b)   At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by iPCS or the Company or any of their respective Subsidiaries shall, by virtue of this Agreement and without any action on the part of the holder thereof, be cancelled and shall cease to exist and no stock of iPCS or other consideration shall be delivered in exchange therefor. All shares of iPCS Common Stock that are owned by the Company or any of its Subsidiaries shall become treasury stock of iPCS.

        1.5    Stock Options.

          (a)   At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (a "Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option (a "Converted Company Option") to purchase shares of iPCS Common Stock in an amount and at the exercise price determined as provided below (and otherwise subject to the terms of the Company's 2004 Stock Incentive Plan, as amended (the "Company Option Plan"), the agreements evidencing grants thereunder, and any other agreements between the Company and an optionee regarding Company Options):

              (i)  the number of shares of iPCS Common Stock to be subject to the Converted Company Option shall be equal to the product of the number of shares of Company Common Stock subject to the Company Option and the Exchange Ratio, provided that any fractional share of iPCS Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

             (ii)  the exercise price per share of iPCS Common Stock under the Converted Company Option shall be equal to the exercise price per share of Company Common Stock under the Company Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

          (b)   The adjustment provided herein with respect to any Company Option shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and Section 409A of the Code (or a good faith interpretation thereof in the absence of definitive guidance thereunder), and to the extent it is not so consistent, such Section 424(a) and Section 409A shall override anything to the contrary contained herein. The duration and other terms of the Converted Company Options shall be the same as the original Company Options, except that all references to the Company shall be deemed to be references to iPCS. As soon as practicable after the Effective Time, but no later than 15 Business Days thereafter, iPCS shall use its reasonable best efforts to register under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 or other appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof) shares of iPCS Common Stock issuable pursuant to all Company Options converted pursuant to this Section 1.5.

        1.6    iPCS Common Stock.    Except for any shares of iPCS Common Stock owned by the Company or any of its Subsidiaries, which shall be converted into treasury stock of iPCS as contemplated by

Section 1.4 hereof, the shares of iPCS Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

        1.7    Shares of Dissenting Stockholders.

          (a)   Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who did not vote in favor of the Merger or did not consent to the Merger in writing and has properly exercised appraisal rights under the DGCL shall not be converted into the right to receive the Merger Consideration (as defined below) unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, then as of the occurrence of such event, each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration. The Company shall give iPCS (a) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or attempted withdrawals of such demands received by the Company and (b) the right to participate in all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of iPCS, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          (b)   iPCS shall not, without the prior written consent of the Company, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate any demands by a iPCS stockholder who (i) did not vote in favor of the Merger or did not consent to the Merger in writing and (ii) has properly exercised appraisal rights under the DGCL.

        1.8    Certificate of Incorporation and By-Laws.    At the Effective Time, the Restated Certificate of Incorporation and the By-Laws of iPCS then in effect (in each case as amended in accordance with Section 7.12 hereof) shall be the Restated Certificate of Incorporation, as amended and By-Laws of the Surviving Corporation.

        1.9    Directors and Officers.    The initial directors of the Surviving Corporation shall be as provided in Section 7.12 hereof, each to hold office in accordance with the Restated Certificate of Incorporation, as amended, and By-Laws of the Surviving Corporation. Subject to Section 7.12, the officers of iPCS immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Restated Certificate of Incorporation, as amended, and By-Laws of the Surviving Corporation.

        1.10    Tax Consequences.    It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE II

EXCHANGE OF SHARES

        2.1    Exchange of Shares, Distributions.    Subject to the terms and conditions of this Agreement, the parties hereto shall take, or cause to be taken, the following actions:

          (a)   At or prior to the Effective Time, iPCS shall deposit with a nationally recognized institution reasonably satisfactory to iPCS and the Company (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, (i) certificates representing shares of iPCS Common Stock required to effect the conversion of the Company Common Stock into shares of

  iPCS Common Stock pursuant to Section 1.4(a) and (ii) cash in lieu of fractional shares in accordance with Section 2.1(e). Promptly after the Effective Time, but no later than five Business Days thereafter, the Exchange Agent shall mail to each record holder of a Company Certificate or Company Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and that delivery of the Merger Consideration shall be effected only upon proper delivery of the Company Certificates to the Exchange Agent) and all other documents that may be reasonably required from each holder to effect the transfer of the Merger Consideration to each such holder or its designee (collectively, the "Exchange Documents"). Upon surrender to the Exchange Agent of a Company Certificate, together with properly completed Exchange Documents, each holder of a Company Certificate will be entitled to receive (x) certificates ("iPCS Certificates") representing the number of whole shares of iPCS Common Stock which such record holder has the right to receive pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares of iPCS Common Stock, if any, which such holder has the right to receive pursuant to Section 2.1(e) (together with the iPCS Common Stock represented by the iPCS Certificates, the "Merger Consideration"), and the Company Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of iPCS Common Stock may be issued to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.1, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.1(b).

          (b)   No dividends or other distributions declared or made after the Effective Time with respect to iPCS Common Stock with a record date after the Effective Time shall be paid to the holder of record of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with this Article II. At the time of the surrender of a Company Certificate in accordance with this Article II, the record holder thereof shall be issued or paid any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of iPCS Common Stock represented by such Company Certificate. For purposes of dividends or other distributions in respect of shares of iPCS Common Stock, all shares of iPCS Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. Registered holders of unsurrendered Certificates shall not be entitled to vote any shares represented by such Certificates after the Effective Time at any meeting of iPCS stockholders with a record date at or after the Effective Time.

          (c)   If any certificate representing shares of iPCS Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to iPCS in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of iPCS Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of iPCS that such tax has been paid or is not payable.

          (d)   Immediately upon and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and converted into the Merger Consideration and any dividends or other distributions to which the holders thereof are entitled to receive pursuant to Section 2.1(b) in the manner provided in this Article II.

          (e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of iPCS Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to iPCS Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of iPCS. In lieu of the issuance of any such fractional share, each former stockholder of the Company who otherwise would be entitled to receive a fractional share of iPCS Common Stock shall be entitled to receive an amount in cash determined by multiplying (i) the average of the closing sale prices per share of iPCS Common Stock as reported on the National Quotation Bureau's Pink Sheets for the twenty trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of iPCS Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

          (f)    If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, unless otherwise agreed, the posting by such Person of a bond, in such reasonable amount as iPCS may direct and in a form reasonably satisfactory to iPCS, as indemnity against any such claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration and any dividends or other distributions to which the holders thereof are entitled to receive pursuant to Section 2.1(b) in the manner provided in this Article II.

          (g)   iPCS shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as iPCS is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by iPCS, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by iPCS. With respect to any stockholder who is not a foreign person, iPCS shall receive a certificate of nonforeign status in a form reasonably acceptable to it at or prior to the time such stockholder surrenders its Certificates for exchange in accordance with this Article II. The Company shall deliver to iPCS on or prior to the Effective Time a certificate from the Company in a form reasonably acceptable to iPCS that the Company is not a "United States Real Property Holding Company" within the meaning of section 897(c)(2) of the Code.

          (h)   Any shares of iPCS Common Stock, and any portion of the cash with respect to the iPCS Common Stock deposited by iPCS with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the former shareholders of the Company six months after the Effective Time shall be transferred to iPCS. Any former shareholders of the Company who have not theretofore complied with this Section 2.1 shall thereafter be entitled to look only to the Surviving Corporation for payment of their Merger Consideration and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant hereto upon due surrender of their Certificates, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Company Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would escheat to or become the property of any governmental entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

ARTICLE III

DISCLOSURE SCHEDULES

        3.1    Disclosure Schedules.    Prior to the execution and delivery of this Agreement, the Company has delivered to iPCS, and iPCS has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of iPCS, the "iPCS Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of iPCS, or to one or more of such party's covenants contained in Article VI; provided, however, that notwithstanding anything in this Agreement to the contrary the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect (as defined below) with respect to either the Company or iPCS, respectively.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company Disclosure Schedule (each reference contained herein to such Company Disclosure Schedule qualifies the referenced representation and warranty to the extent specified in the Company Disclosure Schedule), the Company hereby represents and warrants to iPCS as follows:

        4.1    Corporate Organization.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)   The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c)   Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on the Company.

          (d)   Each of the Company and its Subsidiaries is qualified, authorized, registered and licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions identified in Section 4.1(d) of the Company Disclosure Schedule, except where failure to be so qualified, authorized, registered or licensed would not result or reasonably be expected to result in a Material Adverse Effect on the Company.

          (e)   The certificate of incorporation and by-laws of the Company and each of its Subsidiaries (or other applicable organizational document), copies of which have previously been made available to iPCS, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The certificate of incorporation and by-laws of the Company and each of its Subsidiaries are valid, binding and in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation or by-laws (or other applicable organizational document).

        4.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share ("Company Preferred Stock"). As of the date of this Agreement, (i) 8,913,917 shares of Company Common Stock are outstanding; (ii) 99,381 shares of Company Common Stock are reserved for issuance pursuant to the Joint Plan of Reorganization of Buckeyes PCS, Inc., Buckeyes Personal Communications, Inc. and Buckeyes Personal Communication Services, LLC, dated September 20, 2004 (the "Company Plan of Reorganization"); (iii) 778,381 shares are reserved for issuance upon exercise of outstanding stock options (subject to vesting); (iv) 208,321 shares of Company Common Stock are reserved for future issuances under the Company Option Plan; (v) no shares of Company Common Stock are held in Company's treasury; and (vi) no shares of Company Preferred Stock are issued or outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. Section 4.2(a) of the Company Disclosure Schedule sets forth, as of the date hereof the name of each holder of Company Options, the date of each Company Option granted, the number of shares subject to each Company Option, the expiration date of each Company Option, and the price at which each Company Option may be exercised under the Company Option Plan. All shares of Company Common Stock subject to issuance upon exercise of the Company Options, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          (b)   Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock (or all of the other equity ownership interests) of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests (collectively, "Liens") whatsoever, and all of such shares (or other equity or ownership interests) are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by iPCS with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries. Except for the Company's ownership of its Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest, or has made any investment in, any partnership, joint venture, corporation, trust or other entity.

        4.3    Authority; No Violation.

          (a)   The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of the Company and, subject only to receipt of the Company Stockholder Approval, no other corporate proceedings on the part of the Company or its stockholders are necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by iPCS) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b)   Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger or of any of the other transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of (A) the Second Amended and Restated Certificate of Incorporation or By-Laws of the Company, (B) the certificate of incorporation, by-laws or similar governing documents of any of the Company's Subsidiaries or (C) the Company Plan of Reorganization or the order confirming the Company Plan of Reorganization, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan, guarantee of indebtedness, note, bond, mortgage, indenture, deed of trust, license, permit, concession, franchise, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clauses (x) and (y), for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        4.4    Consents and Approvals.    Except for (a) the filing of a notification under the HSR Act (as defined below), (b) the Company Stockholder Approval, (c) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (d) the issuance by the Federal Communications Commission ("FCC"), or the FCC staff pursuant to delegated authority, of the approval required to consummate the transactions contemplated hereby under the Communications Act of 1934, as amended ("Communications Act"), and the policies and regulations of the FCC implementing the Communications Act (the "FCC Approval"), (e) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, (f) the filing with the Securities and Exchange Commission (the "SEC") of (i) the Joint Proxy Statement/Prospectus (as defined below) and (ii) such reports under Sections 13(a), 13(b), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (g) the consent of Sprint Communications Company, L.P., Sprint Spectrum, L.P. and Wireless Co, L.P. (collectively, "Sprint PCS") required pursuant to the terms of the Company Sprint Agreements (as defined below) (the "Company Sprint Consent"), and (h) such consents, approvals, filings or registrations, the failure of which to be made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"; it being understood that, for purposes of this Agreement, "Governmental Entity" shall include the FCC, the Federal Aviation Administration and state public service and public utility commissions (and similar state commissions)) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.

        4.5    Financial Statements.

          (a)   The Company has previously made available to iPCS copies of certain financial statements of the Company and its Subsidiaries consisting of the audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2004 (the financial statements described in this sentence being referred to herein as the "Company Financial Statements" and the balance sheet as of December 31, 2004 contained in the Company Financial Statements being referred to herein as the Company Balance Sheet). The Company Financial Statements (including the related notes, where applicable) fairly present in all material respects, and the financial statements filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the results of the consolidated operations of the parties to which they relate for the respective fiscal periods or as of the respective dates therein set forth in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be indicated therein or in the notes thereto and (ii) for prior period adjustments from Sprint PCS that apply to the Company). Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, since December 31, 2004, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

          (b)   The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and reflect only actual transactions.

        4.6    No Undisclosed Liabilities.    Except (a) as disclosed in the Company Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice of the Company since December 31, 2004, and (c) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise.

        4.7    Absence of Certain Changes or Events.    Except as may be set forth in Section 4.7 of the Company Disclosure Schedule or in the Company Financial Statements, since December 31, 2004, the

Company and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practices after the Company emerged from bankruptcy and (a) there has been no change or development or combination of changes or developments which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (b) there has been no declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its equity securities; (c) there has been no material increase in the compensation payable to become payable by the Company or any of its Subsidiaries to their respective directors, officers or employees and no material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or employees; and (d) there has been no material change in tax accounting methods, principles or practices by the Company or any of its Subsidiaries.

        4.8    Bankruptcy Matters.    Set forth in Section 4.8 of the Company Disclosure Schedule is an accurate and complete list of any remaining claims that have been asserted and remain disputed (or have not otherwise been allowed or disallowed) in the Company's bankruptcy (the "Company Bankruptcy Claims"), including, as to each such Company Bankruptcy Claim, the priority asserted by the holder thereof. The bar dates for asserting administrative claims and pre-petition claims (except for (i) ordinary course trade debt incurred after the date of commencement of the Company's bankruptcy case and (ii) reasonable fees and expenses of agents and pre-petition secured lenders incurred through and including October, 2004) in the Company's bankruptcy have passed.

        4.9    Property.

          (a)   Each of the Company and its Subsidiaries has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Company Balance Sheet or acquired after the date of the Company Balance Sheet, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the property as such property is used on the date of this Agreement, (iv) for dispositions of and encumbrances on such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business (the items in clauses (i), (ii), (iii) and (v) collectively, the "Permitted Liens").

          (b)   Section 4.9(b) of the Company Disclosure Schedule sets forth an accurate and complete list and description of all real property owned by the Company or any of its Subsidiaries.

        4.10    Leases.

          (a)   Section 4.10(a) of the Company Disclosure Schedule contains an accurate and complete list of each lease pursuant to which the Company or any of its Subsidiaries leases any real or personal property (excluding leases or licenses of tower space to which either the Company or any of its Subsidiaries is a party and leases relating solely to personal property calling for rental or similar periodic payments not exceeding $100,000 per annum) (each a "Company Lease"). A true and complete copy of each Company Lease has heretofore been made available to iPCS.

          (b)   To the knowledge of the Company, each Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Company Lease of real property (a "Company Leased Premise") is free and clear of all Liens other than Permitted Liens. There are no existing defaults by the Company or any of its Subsidiaries under any of the Company Leases in any material respect, and to the knowledge of the Company no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any

  Company Lease. The Company has received no notice, and has no other reason to believe, that any lessor under any Company Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any material modification of the rights or obligations of the lessee thereunder.

          (c)   With respect to leases or licenses of tower space to which the Company or any of its Subsidiaries is a party ("Company Tower Leases"), (i) to the knowledge of the Company there are no applications, ordinances, petitions, resolutions or other matters pending before any governmental agency having jurisdiction to act on zoning changes that would prohibit or make nonconforming the use of any of the Company Leased Premises by the Company or any of its Subsidiaries, (ii) either the Company or one of its Subsidiaries has good and valid easement or other rights providing reasonable access and utilities to and from the Company Leased Premises under the Company Tower Leases, and (iii) neither the Company nor any of its Subsidiaries has voluntarily granted any, or is a party to any agreement providing for, or has knowledge of any, easements, conditions, restrictions, reservations, rights or options that would materially and adversely affect the use of any of the Company Leased Premises under the Company Tower Leases for the same purposes and uses as such Company Leased Premises have been used by the Company or any of its Subsidiaries, except for Permitted Liens. Section 4.10(c) of the Company Disclosure Schedule identifies all Company Tower Leases which provide for the lease or license of six or more sites.

          (d)   The Company has previously delivered to iPCS a true and correct schedule which lists the Company's wireless tower sites (the "Company Tower Sites"). With respect to each Company Tower Site, (i) the Company operates such site pursuant to a valid lease, license or master tower agreement; (ii) such site is operational, generates sufficient signal to carry wireless voice traffic and is interconnected with the Sprint PCS national network and (iii) such site is in material compliance with applicable zoning requirements, Federal Aviation Administration (the "FAA") and FCC regulations and other governmental regulations.

        4.11    Environmental Matters.    Except as set forth in Section 4.11 of the Company Disclosure Schedule:

          (a)   The Company and each of its Subsidiaries (i) are in compliance in all material respects with all, and, to the knowledge of the Company, are not subject to any material liability with respect to any, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations and (iii) are in material compliance with their respective Environmental Permits and such Environmental Permits are in full force and effect.

          (b)   Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law or liable for remediation, cost recovery or contribution under CERCLA.

          (c)   Neither the Company nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that will give rise to any material liability pursuant to any Environmental Law and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee that the Company reasonably believes will give rise to a material liability under any Environmental Law.

          (d)   To the knowledge of the Company, the Company has never released any Hazardous Substance in a manner that has given or would give rise to any material liability.

          (e)   None of the Company Real Property is listed or, to the knowledge of the Company, proposed for listing, on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state list of sites requiring investigation or cleanup.

          (f)    To the knowledge of the Company, there are no underground storage tanks or above-ground storage tanks located on any Company Real Property which are now, or in the past were, used to store Hazardous Materials. "Company Real Property" shall mean all real property that is owned, leased or occupied by the Company or any of its Subsidiaries or that is reflected as an asset of the Company or any of its Subsidiaries on the Company Balance Sheet.

          (g)   For purposes of this Agreement:

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

        "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, judgment, stipulation, injunction, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, historic preservation, or health and safety as affected by the environment or natural resources, including the National Environmental Policy Act of 1969, as amended as of the date hereof, the National Historic Preservation Act, and those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor or wetlands pollution or contamination.

        "Environmental Permits" means any permit, approval, identification number or license required under any applicable Environmental Law.

        "Hazardous Materials" means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance, the presence of which requires investigation or remediation under any applicable Environmental Law.

        4.12    Certain Contracts.

          (a)   Except for any Contracts (as defined below) described in clauses (i), (iii), (iv), (v), (vii), (viii), (xii), (xiii), (xiv), (xv), (xvi), (xix) and (xx) that provide for aggregate payments to any Person in any calendar year of less than $100,000, Section 4.12(a) of the Company Disclosure Schedule contains a complete and accurate list of each of the following Contracts:

              (i)  Contracts of the Company or any of its Subsidiaries relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business) (such Contracts being referred to herein as the "Company Debt Agreements");

             (ii)  Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of the Company or any of its Subsidiaries;

            (iii)  any letters of credit or similar arrangements relating to the Company or any of its Subsidiaries;

            (iv)  any Contracts with any employee of the Company or any of its Subsidiaries and any consulting agreements with another Person;

             (v)  any management, consulting or advisory Contracts or severance plans or arrangements for any present employee or former employee of the Company or any of its Subsidiaries that are currently in effect;

            (vi)  any non-disclosure Contracts and non-compete Contracts binding present employees of the Company or any of its Subsidiaries;

           (vii)  any Contract under which the Company or any of its Subsidiaries is a lessee of or holds or operates any property, real or personal;

          (viii)  any Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

            (ix)  any Contract relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person involving the Company or any of its Subsidiaries and pursuant to which or the Company or any of its Subsidiaries has any material liability, contingent or otherwise;

             (x)  any Contract, other than Contracts entered into in the ordinary course of the Company's or any of its Subsidiaries' business consistent with past practice, which prevents the Company or any of its Subsidiaries from disclosing confidential information;

            (xi)  any Contract which in any way purports to prohibit the Company or any of its Subsidiaries from freely engaging in business anywhere in the world or competing with any other Person;

           (xii)  any sales distribution Contracts, franchise Contracts and advertising Contracts relating to the Company or any of its Subsidiaries;

          (xiii)  any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any of its Subsidiaries;

          (xiv)  any Contract pursuant to which the Company or any of its Subsidiaries has agreed to defend, indemnify or hold harmless any other Person;

           (xv)  any Contract pursuant to which the Company or any of its Subsidiaries has agreed to settle any liability for Taxes;

          (xvi)  any Contract pursuant to which the Company has agreed to shift or allocate the liability of the Company, any of its Subsidiaries or any other Person for Taxes;

         (xvii)  any Contract pursuant to which the Company may be required to file a registration statement under the Securities Act with respect to any securities issued by the Company;

        (xviii)  any Contract with respect to a joint venture or partnership;

          (xix)  any resale Contract or mobile virtual network operator Contract;

           (xx)  any vendor Contracts;

          (xxi)  any construction Contracts or construction management Contracts;

         (xxii)  any powers of attorney granted by or on behalf of the Company or any of its Subsidiaries other than in the ordinary course of business; and

        (xxiii)  any other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and which is material to the Company and its Subsidiaries taken as a whole.

          (b)   With respect to each Company Contract (as defined below), except as set forth in Section 4.12(b) of the Company Disclosure Schedule and except as it has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company Contract is in full force and effect and enforceable in accordance with its terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto; (ii) neither the Company nor any of its Subsidiaries is in breach or default thereof, nor has the Company or any of its Subsidiaries received notice that it is in breach of or default thereof; (iii) to the knowledge of the Company, no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or by any other party thereto; (iv) to the knowledge of the Company, no event has occurred that would permit termination, modification, or acceleration thereof by any other party thereto; and (v) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto has repudiated such Company Contract. Neither the Company nor any of its Subsidiaries is a party to any verbal Contract which, if reduced to written form, would be required to be listed on Section 4.12(a) of the Company Disclosure Schedule under the terms of this Section 4.12.

          (c)   Neither the Company nor any of its Subsidiaries has been in material breach of or default under, or has received a waiver of any material breach of or default under, any Company Debt Agreement.

          (d)   Each Contract of any type or form described in Section 4.12(a), whether or not set forth in Section 4.12(a) of the Company Disclosure Schedule, is, together with each Company Sprint Agreement, referred to herein as a "Company Contract".

        4.13    Distributors and Suppliers.    Except as set forth on Section 4.13 of the Company Disclosure Schedule, since December 31, 2004 there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any distributor who accounted for more than 2% of the Company's sales (on a consolidated basis) during the period from January 1, 2004 to December 31, 2004, or with any supplier from whom the Company or any of its Subsidiaries purchased more than 2% of the goods or services (on a consolidated basis) which it purchased during the period from December 31, 2004 to the date of this Agreement. Except as set forth in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has knowledge of any termination or intended termination by any such 2% distributor or supplier of its business relationship with the Company or any modification or intended modification of its business relationship with the Company in a manner which is adverse in any material respect to the Company, and neither the Company nor any of its Subsidiaries has knowledge of any facts which would reasonably be expected to form an adequate basis for such termination or modification.

        4.14    Insurance.    Each of the Company and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice of cancellation, non-renewal or termination with respect to any material insurance policy of the Company or its Subsidiaries. The insurance policies of the Company and of its Subsidiaries are valid and enforceable policies in all material respects.

        4.15    Legal Proceedings.

          (a)   Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, in their capacity as a director, officer or other indemnified person, or challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no event has occurred, and no state of facts exists, that would reasonably be expected to result in any such action, suit or proceeding.

          (b)   There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, including the personal communications services license held by the Company and described in Section 4.15(b) of the Company Disclosure Schedule (the "Company License"), other than regulatory restrictions generally applicable to personal communications services licensees or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, in their capacity as a director, officer or other indemnified person, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        4.16    Compliance with Applicable Law.

          (a)   Except for the Sprint Licenses (as defined below), the Company and each of its Subsidiaries hold, and have at all times held, all licenses, certificates, consents, franchises, permits and authorizations (each a "Company Permit") necessary for the lawful conduct of their respective businesses (as presently conducted) and the lawful ownership, use and operation of their respective assets (as presently owned, operated and used) under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except where the failure to have any such Company Permit, the failure to be in compliance, or such violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b)   The Company has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC or any other Governmental Entity or of any other proceedings of or before the FCC or any other Governmental Entity relating to the Company or any of its Subsidiaries or to any authorizations under which the Company conducts its business other than proceedings of the FCC that are generally applicable to personal communications services licensees, not including the personal communications service licenses that are held by Sprint PCS (as defined below) and are used by the relevant party in its service area (the "Sprint Licenses"). No proceedings are pending or, to the knowledge of the Company, threatened to revoke or limit any of the Company Permits or the Sprint Licenses.

          (c)   Section 4.16(c) of the Company Disclosure Schedule sets forth a list of all material Company Permits, including the Company License (the "Material Company Permits"). The

  Company is the exclusive holder of each Material Company Permit, free and clear of all Liens other than Permitted Liens and Liens listed on the face of such Material Company Permit or generally applicable to similarly situated companies. Each Material Company Permit is valid and in full force and effect without condition, except for conditions listed on the face of such Material Company Permit or generally applicable to similarly situated companies. To the knowledge of the Company, no event has occurred which (i) results in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture or substantial fine with respect to, any Material Company Permits or the Sprint Licenses, or (ii) affects or would reasonably be expected in the future to affect any of the rights of the Company or its Subsidiaries under any Material Company Permits or any of the rights of Sprint PCS under the Sprint Licenses other than regulatory events generally applicable to personal communications services licensees. No facts are known to the Company or any of its Subsidiaries which if known by a Governmental Entity of competent jurisdiction would present a substantial risk that any Company Permit could be revoked, suspended, adversely modified, not renewed, impaired, restricted, terminated or forfeited, or could result in a substantial fine imposed against the Company or any of its Subsidiaries, and neither the execution by the Company of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement is reasonably likely to result in the occurrence of any of the consequences set forth in this Section 4.16(c) assuming that the consents and approvals referred to in Section 4.4 are duly obtained.

        4.17    Benefit Plans.

          (a)   Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each deferred compensation plan, incentive compensation plan, equity compensation plan, employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company as of the date hereof, would be deemed a "single employer" within the meaning of Section 414 of the Code (a "Company ERISA Affiliate"), or with respect to which the Company or any Company ERISA Affiliate may have any liability (collectively, the "Company Benefit Plans").

          (b)   Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, the Company has heretofore made available to iPCS true and complete copies of each of the Company Benefit Plans and all related documents, including to the extent applicable (i) the most recent actuarial report for such Company Benefit Plan, (ii) the most recent determination letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, (iii) the most recent annual report required to be filed with respect to each Company Benefit Plan, and (iv) the most recent summary plan description with respect to each Company Benefit Plan.

          (c)   Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, (i) each of the Company Benefit Plans has been operated and administered in material compliance with its terms and applicable law, including to the Exchange Act, the Securities Act, ERISA and the Code, (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code, (1) has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor, (2) has received a favorable determination letter from the IRS which covers all amendments thereto for which the remedial amendment period has expired or (3) is or will be the subject of an application for a favorable determination letter within the applicable remedial amendment period which has not expired, and, if a favorable determination or opinion letter has been received, the Company is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination or opinion letter, (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company or the Company ERISA Affiliates or (z) benefits which are fully insured and for which the full cost is borne by the current or former employee (or his beneficiary), (iv) no Company Benefit Plan is subject to Title IV of ERISA, and no liability under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and neither the Company nor a Company ERISA Affiliate has any contingent liability under Title IV of ERISA, (v) no Company Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by the Company or any Company ERISA Affiliates as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vii) neither the Company nor any Company ERISA Affiliate, nor to the knowledge of the Company, any other person, has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any Company ERISA Affiliate reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code, (viii) there are no pending, or, to the knowledge of the Company, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, and (ix) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (y) entitle any current or former employee, officer, director or consultant of the Company or any Company ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee, officer, director or consultant. None of the assets of any Company Benefit Plan are invested in Company Common Stock.

        4.18    Taxes.

          (a)   Each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) due to be paid or accrued at or prior to the Effective Time, (iii) withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate taxing authority or set aside in accounts for such purpose and (iv) reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under any law. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, (A) the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal

  Revenue Service or appropriate state tax authorities, (B) the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, or (C) the time for assessing and collecting income Tax with respect to such taxable period has not closed, but no audit or review of such taxable period has yet been initiated or threatened, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than an agreement solely among the Company and its Subsidiaries), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (vii) neither the Company nor its Subsidiaries has any liability for Taxes of any Person (other than a liability of the Company for Taxes of any of its Subsidiaries or a liability of any of the Company's Subsidiaries for Taxes of the Company) under Treasury Regulation Section 1.1502-6 or 1.1502-78(b)(2) (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (viii) neither the Company nor any of its Subsidiaries has made any payment or may be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G or Section 162(m) of the Code. During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (b)   For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

          (c)   The Company has no reason to believe, after consultation with Akin Gump Strauss Hauer & Feld LLP, that such counsel would be unable to deliver to the Company the tax opinion required by Section 8.3(c).

        4.19    Sprint Agreement Compliance.

          (a)   Except as set forth in Section 4.19(a) of the Company Disclosure Schedule: Neither the Company nor any of its Subsidiaries has violated or failed to meet any material deadline or requirement in the Company Sprint Agreements, except as has been remedied, waived or modified prior to the date hereof and previously disclosed to iPCS in writing, and the Company has no reason to believe that future material deadlines cannot be met. Each applicable Subsidiary of the Company has completed the required build-out of its respective territory pursuant to Section 2.1 of the management agreement forming part of the Company Sprint Agreements (including those aspects of the build-out not required to be completed until a future date) and each such Subsidiary of the Company is in compliance with all build-out requirements applicable to it, in each case as set forth in the Company Sprint Agreements.

          (b)   Section 4.19(b) of the Company Disclosure Schedule sets forth a list of all Contracts between the Company, its Subsidiaries or any of its Affiliates, on the one hand, and Sprint Communications Company, L.P., Sprint Spectrum L.P., Wireless Co, L.P. or any of their Affiliates (collectively, "Sprint PCS"), on the other hand (collectively, the "Company Sprint Agreements"). The Company has made available to iPCS a true and complete copy of each of the Company Sprint Agreements listed in Section 4.19(b) of the Company Disclosure Schedule, together with all amendments, waivers or other material changes thereto (including the amendments to Sprint PCS Management Agreement and Sprint PCS Services Agreement of the Subsidiaries of the Companies related to pricing simplification). There are no unwritten amendments to, or material waivers under, any Company Sprint Agreement.

          (c)   Except as set forth in Section 4.19(c) of the Company Disclosure Schedule: The Company Sprint Agreements are valid, binding and enforceable against the Company or its Subsidiaries and Sprint PCS, in accordance with their respective terms, and shall be in full force and effect without penalty in accordance with their terms upon consummation of the Merger and the other transactions contemplated by this Agreement, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. The Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them, and they are not in default under or in breach of, nor in receipt of any claim of default or breach under, any of the Company Sprint Agreements, which default or breach would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries, which default, breach or event of noncompliance would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or would permit termination or modification by Sprint PCS, under any of the Company Sprint Agreements. Other than a breach that may result on account of the transactions contemplated by the Agreement and Plan of Merger, dated as of December 15, 2004, by and among Sprint Corporation, Nextel Communications, Inc. and S-N Merger Corp. (the "Sprint/Nextel Merger"), except as set forth in Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has knowledge of any breach or cancellation or anticipated breach or cancellation by Sprint PCS of any of the Company Sprint Agreements. The Company has provided iPCS with copies of all written notices (excluding e-mail messages) received by it from Sprint PCS during the last three months (i) delivered pursuant to the official notice provisions of any of the Company Sprint Agreements or (ii) alleging a material breach of any of the Company Sprint Agreements.

        4.20    Intellectual Property.

          (a)   "Intellectual Property" means all intellectual property or other proprietary rights of every kind, including all domestic or foreign patents, patent rights, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, inventions (whether or not patentable), and all documentation thereof.

          (b)   The Company owns or has the right to use, whether through licensing or otherwise, and to authorize others to use, all Intellectual Property significant to the businesses of the Company and its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof ("Company Material Intellectual Property"). (i) No written claim of invalidity or conflicting ownership rights with respect to any Company Material Intellectual Property has been made by a third party and no such Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (ii) no Person or entity has given notice to the Company or any of its Subsidiaries that the use of any Company Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, copyright or design right, or that the Company, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iii) to the Company's knowledge after due inquiry for such purpose, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Company Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or design right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (iv) to the Company's knowledge, there exists no prior act or current conduct or use by the Company, any of its Subsidiaries or any third party that would void or invalidate any Company Material Intellectual Property; (v) to the Company's knowledge, no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of the Company or any of its Subsidiaries; and (vi) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property, will not cause the forfeiture or termination of or give rise to a right of forfeiture or termination of any of the Company Material Intellectual Property, or trigger additional fees or transfer costs payable by the Company or any of its Subsidiaries with respect to, or impair the right of the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Material Intellectual Property.

        4.21    Labor Matters.

          (a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by them. Except as set forth in Section 4.21(a) of the Company Disclosure Schedule no union representation question exists and, to the knowledge of the Company and its Subsidiaries, there has been no union organization effort respecting the employees of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is delinquent in any material respect in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. No retired employees of the Company are entitled to (i) receive current or future compensation from the Company or its Subsidiaries other than pursuant to the terms of any Company Benefit Plan or (ii) participate in any Company Benefit Plan (except as required by section 4980B of the Code or similar provisions of applicable state law).

          (b)   (i) Each of the Company and its Subsidiaries is in compliance in all material respects with all federal, state and other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company or any of its Subsidiaries; (iv) no grievance that would reasonably be expected to have a Material Adverse Effect upon the Company or any of its Subsidiaries or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (v) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

          (c)   Except for employees who are parties to employment agreements with the Company or any of its Subsidiaries, which agreements are set forth in Section 4.21(c) of the Company

  Disclosure Schedule, and except as otherwise disclosed in Section 4.21(c) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are terminable at will, with or without cause, and without cost to the Company and its Subsidiaries for severance obligations, or any other liability, except for payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by the Company or its Subsidiaries prior to the hiring of a person not previously employed by the Company or such Subsidiary.

          (d)   Neither the Company nor any of its Subsidiaries has taken any action that could constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act, as amended, or could otherwise trigger any notice requirement or liability under any local or state plant closing law.

        4.22    Reorganization.    As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. As of the date of this Agreement, the Company knows of no reason why it will be unable to deliver to Mayer, Brown, Rowe & Maw LLP and to Akin Gump Strauss Hauer & Feld LLP representation letters with respect to the Company in form and substance sufficient to enable such counsel to render the opinions required by Sections 8.2(c) and 8.3(c).

        4.23    Broker's Fees.    Except as set forth on Section 4.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any of the transactions contemplated by this Agreement.

        4.24    Opinion.    Prior to the execution of this Agreement, the Company has received an opinion from Lehman Brothers to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio, is fair, from a financial point of view, to the holders of Company Common Stock and such opinion has not been amended or rescinded as of the date of this Agreement.

        4.25    Related Party Transactions.    To the knowledge of the Company, no stockholder nor any officer or director of the Company or any of its Subsidiaries (or any immediate family member thereof) owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, service provider, customer or supplier of the Company or which conducts a business similar to any business conducted by the Company. No stockholder, officer or director of the Company or any of its Subsidiaries (or any immediate family member thereof) (a) owns or holds, directly or indirectly, in whole or in part, any Intellectual Property used by the Company or any of its Subsidiaries (it being understood and agreed that the Company is giving the representation in this clause (a) with respect to its stockholders to the Company's knowledge), (b) to the knowledge of the Company has any claim, charge, action or cause of action against the Company or any of its Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any Company Benefit Plan, (c) to the knowledge of the Company, has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any stockholder, officer or director of the Company or any of its Subsidiaries (or any immediate family member thereof) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any of its Subsidiaries or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

        4.26    Company Information.    None of the information supplied or to be supplied in writing by the Company or its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement on Form S-4 to be filed with the SEC by iPCS in connection with the issuance of shares of iPCS Common Stock in the Merger (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (b) the Prospectus/Proxy Statement (as defined below) and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholder Meeting (as defined below) and the iPCS Stockholder Meeting (as defined below), in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.27    Required Vote of the Company.    Except for the affirmative vote of the holders of at least a majority of the issued and outstanding shares of capital stock of the Company to approve and adopt this Agreement and the Merger and the transactions contemplated hereby, no vote of the stockholders of the Company, or any class thereof, or of the holders of any securities of the Company (equity or otherwise), is required by law, the Second Amended and Restated Certificate of Incorporation or the By-Laws of the Company, the Company Plan of Reorganization or otherwise in order for the Company to consummate the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the total number of shares of Company Common Stock subject to the Apollo Support Agreement and the Silver Point Support Agreement constitutes approximately 45.0% of the voting power of the issued and outstanding Company Common Stock.

        4.28    Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state and federal laws in the United States (each a "Takeover Statute") (with the exception of Section 203 of the DGCL) is applicable to the transactions contemplated by this Agreement (including the Merger). The action previously taken by the Board of Directors of the Company in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby (including the Company entering into the AIGGIC Support Agreement and the Silver Point Support Agreement) the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL.

        4.29    Indebtedness.    The aggregate principal amount of indebtedness for borrowed money of the Company and its Subsidiaries outstanding as of the date of this Agreement is approximately $125,000,000. Except as set forth in Section 4.29 of the Company Disclosure Schedule, the Company and its Subsidiaries are not subject to any prepayment penalties with respect to any such indebtedness. Neither the Company nor any of its Subsidiaries has made any "restricted payment" as defined under the applicable Company Debt Agreement.

        4.30    Disclosure Controls and Procedures.    The Chief Executive Officer and the Chief Financial Officer of the Company have each evaluated the effectiveness of the Company's disclosure controls and procedures (as such term is defined in Rules 13a-14(c) and 15d-14(c) under the Exchange Act) and, based on such evaluation, such officers have concluded that, as of the date hereof, the Company's disclosure controls and procedures are effective in alerting such officers on a timely basis to material information relating to the Company (including the Company's consolidated Subsidiaries) required to be included in reports to be filed or submitted by the Company under the Exchange Act.

        4.31    Demand Registration Rights.    No stockholder of the Company that is a party to the Company's Registration Rights Agreement dated October 1, 2004 has provided the Company with a Demand Request (as defined therein).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF iPCS

        Except as set forth in the iPCS Disclosure Schedule (each reference contained herein to such iPCS Disclosure Schedule qualifies the referenced representation and warranty to the extent specified in the iPCS Disclosure Schedule or in any document filed by iPCS with the SEC on or prior to the date hereof), iPCS hereby represents and warrants to the Company as follows:

        5.1    Corporate Organization.

          (a)   iPCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)   iPCS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on iPCS.

          (c)   Each of iPCS' Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of iPCS' Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on iPCS.

          (d)   Each of iPCS and its Subsidiaries is qualified, authorized, registered and licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions identified in Section 5.1(d) of the iPCS Disclosure Schedule, except where failure to be so qualified, authorized, registered or licensed would not result or reasonably be expected to result in a Material Adverse Effect on the Company.

          (e)   The certificate of incorporation and by-laws of iPCS and each of its Subsidiaries, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The certificate of incorporation and by-laws of iPCS and each of its Subsidiaries are valid, binding and in full force and effect and neither iPCS nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation or by-laws.

        5.2    Capitalization.

          (a)   The authorized capital stock of iPCS consists of 75,000,000 shares of iPCS Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share ("iPCS Preferred Stock"). As of the date of this Agreement, (i) 8,794,096 shares of iPCS Common Stock are outstanding (which includes 19,166 restricted shares (subject to vesting)); (ii) 125,000 shares of iPCS Common Stock are to be delivered under a stock unit agreement; (iii) 350,070 shares of iPCS Common Stock are reserved for issuance to general unsecured creditors pursuant to the Second Amended and Restated Joint Plan of Reorganization for iPCS, iPCS Wireless, Inc. and iPCS Equipment, Inc., dated as of July 8, 2004 (the "iPCS Plan of Reorganization"); (iv) 620,500 shares are reserved for issuance upon exercise of outstanding stock options (subject to vesting); (v) 110,334 shares of iPCS Common Stock remain available for future issuances under the iPCS 2004 Long-Term Incentive Plan; (vi) no shares of iPCS Common Stock are held in iPCS' treasury;

  and (vii) no shares of iPCS Preferred Stock are issued or outstanding. All of the issued and outstanding shares of iPCS Common Stock are, and all shares authorized for issuance under iPCS' 2004 Long-Term Incentive Plan will be, upon issuance in accordance with the terms specified in such plans and agreements, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as referred to above or reflected in Section 5.2(a) of the iPCS Disclosure Schedule, iPCS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of iPCS Common Stock or any other equity security of iPCS or any securities representing the right to purchase or otherwise receive any shares of iPCS Common Stock or any other equity security of iPCS. Section 5.2(a) of the iPCS Disclosure Schedule sets forth, as of the date hereof the name of each holder of iPCS options, the date of each iPCS option granted, the number of shares subject to each iPCS option, the expiration date of each iPCS option, and the price at which each iPCS option may be exercised. The shares of iPCS Common Stock to be issued pursuant to the Merger (including the shares of iPCS Common Stock issuable upon exercise of the Converted Company Options) will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b)   Section 5.2(b) of the iPCS Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of iPCS. iPCS owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of such Subsidiaries, free and clear of all Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of iPCS has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for iPCS' ownership of its Subsidiaries, neither iPCS nor any of its Subsidiaries owns, directly or indirectly, any interest, or has made any investment in, any partnership, joint venture, corporation, trust or other entity.

        5.3    Authority; No Violation.

          (a)   iPCS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of iPCS and, subject only to receipt of the iPCS Stockholder Approval, no other corporate proceedings on the part of iPCS or its stockholders are necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by iPCS and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of iPCS, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b)   Neither the execution and delivery of this Agreement by iPCS nor the consummation by iPCS of the Merger or of any of the other transactions contemplated by this Agreement, nor compliance by iPCS with any of the terms or provisions hereof, will (i) violate any provision of (A) the Restated Certificate of Incorporation or By-Laws of iPCS, (B) the articles of incorporation, by-laws or similar governing documents of any of iPCS' Subsidiaries or (C) the iPCS Plan of Reorganization or the order confirming the iPCS Plan of Reorganization or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to iPCS or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of iPCS or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan, guarantee of indebtedness, note, bond, mortgage, indenture, deed of trust, license, permit, concession, franchise, lease, agreement or other instrument or obligation to which iPCS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clauses (x) and (y), for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iPCS.

        5.4    Consents and Approvals.    Except for (a) the filing of a notification under the HSR Act, (b) the iPCS Stockholder Approval, (c) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of iPCS Common Stock pursuant to this Agreement, (e) the FCC Approval, (f) the filing with the SEC of (i) the Joint Proxy Statement/Prospectus (as defined below) and (ii) such reports under Sections 13(a), 13(b), 13(g) and 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (g) any consent of Sprint PCS required pursuant to the terms of the iPCS Sprint Agreements, and (h) such consents, approvals, filings or registrations, the failure of which to be made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iPCS, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are necessary in connection with the execution and delivery by iPCS of this Agreement or the consummation by iPCS of the Merger and the other transactions contemplated hereby.

        5.5    Financial Statements.

          (a)   iPCS has previously made available to the Company copies of certain financial statements of iPCS and its Subsidiaries consisting of (i) the audited financial statements contained in iPCS Annual Report on Form 10-K for the fiscal year ended September 30, 2004 as filed with the SEC (the balance sheet as of September 30, 2004 contained therein being referred to herein as the "iPCS Balance Sheet"), and (ii) the unaudited financial statements contained in iPCS' Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004 as filed with the SEC (the financial statements described in this sentence being referred to herein as the "iPCS Financial Statements"). The iPCS Financial Statements (including the related notes, where applicable) fairly present in all material respects, and the financial statements filed by iPCS with the SEC after the date of this Agreement will fairly present in all material respects the consolidated financial position of iPCS and its Subsidiaries as of the respective dates thereof and the results of the consolidated operations of the parties to which they relate for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of the unaudited statements, to audit adjustments normal in amount and nature and to any other adjustments described therein) in conformity with GAAP (except in the case of the unaudited statements for the lack of complete notes thereto) applied on a consistent basis during the periods involved (except (i) as may be indicated therein or in the notes thereto and (ii) for prior period adjustments from Sprint PCS that apply to iPCS). Since September 30, 2004, iPCS has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

          (b)   The books and records of iPCS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and reflect only actual transactions.

        5.6    No Undisclosed Liabilities.    Except (a) as disclosed in the iPCS Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 2004 and (c) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS, neither iPCS nor any of its Subsidiaries has any liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise.

        5.7    Absence of Certain Changes or Events.    Except as may be set forth in Section 5.7 of the iPCS Disclosure Schedule or in the iPCS Financial Statements, since September 30, 2004, iPCS and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practices after iPCS emerged from bankruptcy and (a) there has been no change or development or combination of changes or developments which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on iPCS; (b) there has been no declaration, setting aside or payment of any dividend or distribution of any kind by iPCS on any class of its equity securities; (c) there has been no material increase in the compensation payable or to become payable by iPCS or any of its Subsidiaries to their respective directors, officers or employees and no material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or employees; and (d) there has been no material change in tax accounting methods, principles or practices by iPCS or any of its Subsidiaries.

        5.8    Bankruptcy Matters.    Set forth in Section 5.8 of the iPCS Disclosure Schedule is an accurate and complete list of any remaining claims that have been asserted and remain disputed (or have not otherwise been allowed or disallowed) in iPCS' bankruptcy (the "iPCS Bankruptcy Claims"), including, as to each such iPCS Bankruptcy Claim, the priority asserted by the holder thereof. The bar dates for asserting administrative claims and pre-petition claims (except for ordinary course trade debt incurred after the date of commencement of iPCS bankruptcy case) in iPCS' bankruptcy have passed.

        5.9    Property.

          (a)   Each of iPCS and its Subsidiaries has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the iPCS Balance Sheet or acquired after the date of the iPCS Balance Sheet, except Permitted Liens.

          (b)   Neither iPCS nor any of its Subsidiaries owns any real property.

        5.10    Leases.

          (a)   Section 5.10(a) of the iPCS Disclosure Schedule contains an accurate and complete list of each lease pursuant to which iPCS or any of its Subsidiaries leases any real or personal property (excluding leases or licenses of tower space to which either iPCS or any of its Subsidiaries is a party and leases relating solely to personal property calling for rental or similar periodic payments not exceeding $100,000 per annum) (each a "iPCS Lease"). A true and complete copy of each iPCS Lease has heretofore been made available to the Company.

          (b)   To the knowledge of iPCS, each iPCS Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each iPCS Lease of real property (a "iPCS Leased Premise") is free and clear of all Liens other than Permitted Liens. There are no existing defaults by iPCS or any of its Subsidiaries under any of the iPCS Leases in any material respect, and to the knowledge of iPCS no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any iPCS Lease. iPCS has received no notice, and has no other reason to believe, that any lessor under any iPCS Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any material modification of the rights or obligations of the lessee thereunder.

          (c)   Except as set forth in Section 5.10(c) of the iPCS Disclosure Schedule, with respect to leases or licenses of tower space to which iPCS or any of its Subsidiaries is a party ("iPCS Tower Leases"), (i) to the knowledge of iPCS there are no applications, ordinances, petitions, resolutions or other matters pending before any governmental agency having jurisdiction to act on zoning changes that would prohibit or make nonconforming the use of any of the iPCS Leased Premises by the iPCS or any of its Subsidiaries, (ii) either the iPCS or one of its Subsidiaries has good and valid easement or other rights providing reasonable access and utilities to and from the iPCS Leased Premises under the iPCS Tower Leases, and (iii) neither iPCS nor any of its Subsidiaries has voluntarily granted any, or is a party to any agreement providing for, or has knowledge of any, easements, conditions, restrictions, reservations, rights or options that would materially and adversely affect the use of any of iPCS Leased Premises under iPCS Tower Leases for the same purposes and uses as such iPCS Leased Premises have been used by iPCS or any of its Subsidiaries, except for Permitted Liens. Section 5.10(c) of the iPCS Disclosure Schedule identifies all iPCS Tower Leases which provide for the lease or license of six or more sites.

          (d)   iPCS have previously delivered to the Company a true and correct schedule which lists the iPCS' wireless tower sites (the "iPCS Tower Sites"). Except as set forth in Section 5.10(d) of the iPCS Disclosure Schedule, with respect to each iPCS Tower Site (i) iPCS operates such site pursuant to a valid lease, license or master tower agreement; (ii) such site is operational, generates sufficient signal to carry wireless voice traffic and is interconnected with the Sprint PCS national network and (iii) such site is in material compliance with applicable zoning requirements, FAA and FCC regulations and other governmental regulations.

        5.11    Environmental Matters.    Except as set forth in Section 5.11 of the iPCS Disclosure Schedule:

          (a)   iPCS and each of its Subsidiaries (i) are in compliance in all material respects with all, and, to the knowledge of iPCS, are not subject to any material liability with respect to any, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations and (iii) are in material compliance with their respective Environmental Permits and such Environmental Permits are in full force and effect.

          (b)   Neither iPCS nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that iPCS or any of its Subsidiaries is in violation of any Environmental Law or liable for remediation, cost recovery or contribution under CERCLA.

          (c)   Neither iPCS nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that will give rise to any material liability pursuant to any Environmental Law and, to the knowledge of iPCS, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee that iPCS reasonably believes will give rise to a material liability under any Environmental Law.

          (d)   To the knowledge of iPCS, iPCS has never released any Hazardous Substance in a manner that has given or would give rise to any material liability.

          (e)   None of the iPCS Real Property is listed or, to the knowledge of the iPCS, proposed for listing, on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state list of sites requiring investigation or cleanup.

          (f)    To the knowledge of iPCS, there are no underground storage tanks or above-ground storage tanks located on any iPCS Real Property which are now, or in the past were, used to store Hazardous Materials. "iPCS Real Property" shall mean all real property that is owned, leased or occupied by iPCS or any of its Subsidiaries or that is reflected as an asset of iPCS or any of its Subsidiaries on the iPCS Balance Sheet.

        5.12    Certain Contracts.

          (a)   Except for any Contracts described in clauses (i), (iii), (iv), (v), (vii), (viii), (xii), (xiii), (xiv), (xv), (xvi), (xix) and (xx) that provide for aggregate payments to any Person in any calendar year of less than $100,000, Section 5.12(a) of the iPCS Disclosure Schedule contains a complete and accurate list of each of the following Contracts:

              (i)  Contracts of iPCS or any of its Subsidiaries relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business) (such Contracts being referred to herein as the "iPCS Debt Agreements");

             (ii)  Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of iPCS or any of its Subsidiaries;

            (iii)  any letters of credit or similar arrangements relating to iPCS or any of its Subsidiaries;

            (iv)  any Contracts with any employee of iPCS or any of its Subsidiaries and any consulting agreements with another Person;

             (v)  any management, consulting or advisory Contracts or severance plans or arrangements for any present employee or former employee of iPCS or any of its Subsidiaries that are currently in effect;

            (vi)  any non-disclosure Contracts and non-compete Contracts binding present employees of iPCS or any of its Subsidiaries;

           (vii)  any Contract under which iPCS or any of its Subsidiaries is a lessee of or holds or operates any property, real or personal;

          (viii)  any Contract under which iPCS or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

            (ix)  any Contract relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person involving iPCS or any of its Subsidiaries and pursuant to which iPCS or any of its Subsidiaries has any material liability, contingent or otherwise;

             (x)  any Contract, other than Contracts entered into in the ordinary course of iPCS' or any of its Subsidiaries' business consistent with past practice, which prevents iPCS or any of its Subsidiaries from disclosing confidential information;

            (xi)  any Contract which in any way purports to prohibit the Company or any of its Subsidiaries from freely engaging in business anywhere in the world or competing with any other Person;

           (xii)  any sales distribution Contracts, franchise Contracts and advertising Contracts relating to iPCS or any of its Subsidiaries;

          (xiii)  any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by iPCS or any of its Subsidiaries;

          (xiv)  any Contract pursuant to which iPCS or any of its Subsidiaries has agreed to defend, indemnify or hold harmless any other Person;

           (xv)  any Contract pursuant to which iPCS or any of its Subsidiaries has agreed to settle any liability for Taxes;

          (xvi)  any Contract pursuant to which iPCS has agreed to shift or allocate the liability of iPCS, any of its Subsidiaries or any other Person for Taxes;

         (xvii)  any Contract pursuant to which iPCS may be required to file a registration statement under the Securities Act with respect to any securities issued by iPCS;

        (xviii)  any Contract with respect to a joint venture or partnership;

          (xix)  any resale Contract or mobile virtual network operator Contract;

           (xx)  any vendor Contracts;

          (xxi)  any construction Contracts or construction management Contracts;

         (xxii)  any powers of attorney granted by or on behalf of iPCS or any of its Subsidiaries other than in the ordinary course of business; and

        (xxiii)  any other Contract to which iPCS or any of its Subsidiaries is a party or by which iPCS or any of its Subsidiaries is bound and which is material to iPCS and its Subsidiaries taken as a whole.

          (b)   With respect to each iPCS Contract (as defined below), except as set forth in Section 5.12(b) of the iPCS Disclosure Schedule and except as it has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on iPCS: (i) the iPCS Contract is in full force and effect and enforceable in accordance with its terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and is valid and binding on iPCS (or, to the extent a Subsidiary of iPCS is a party, such Subsidiary) and, to the knowledge of iPCS, any other party thereto; (ii) neither iPCS nor any of its Subsidiaries is in breach or default thereof, nor has iPCS or any of its Subsidiaries received notice that it is in breach of or default thereof; (iii) to the knowledge of iPCS, no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by iPCS or any of its Subsidiaries or by any other party thereto; (iv) to the knowledge of iPCS, no event has occurred that would permit termination, modification, or acceleration thereof by any other party thereto; and (v) neither iPCS nor any of its Subsidiaries nor to the knowledge of iPCS, any other party thereto has repudiated such iPCS Contract. Neither iPCS nor any of its Subsidiaries is a party to any verbal Contract which, if reduced to written form, would be required to be listed on Section 5.12(a) of the iPCS Disclosure Schedule under the terms of this Section 5.12.

          (c)   Neither iPCS nor any of its Subsidiaries has been in material breach of or default under, or has received a waiver of any material breach of or default under, any iPCS Debt Agreement.

          (d)   Each Contract of any type or form described in Section 5.12(a), whether or not set forth in Section 5.12(a) of the iPCS Disclosure Schedule, is, together with each iPCS Sprint Agreement, referred to herein as a "iPCS Contract."

        5.13    Distributors and Suppliers.    Except as set forth in Section 5.13 of the iPCS Disclosure Schedule, since September 30, 2004 there has not been any material adverse change in the business relationship of iPCS or any of its Subsidiaries with any distributor who accounted for more than 2% of the Company's sales (on a consolidated basis) during the period from January 1, 2004 to December 31, 2004, or with any supplier from whom iPCS or any of its Subsidiaries purchased more than 2% of the goods or services (on a consolidated basis) which it purchased during the period from September 30, 2004 to the date of this Agreement. Except as set forth in Section 5.13 of the iPCS Disclosure Schedule, neither iPCS nor any of its Subsidiaries has knowledge of any termination or intended termination by any such 2% distributor or supplier of its business relationship with iPCS or any modification or intended modification of its business relationship with iPCS in a manner which is adverse in any material respect to iPCS, and neither iPCS nor any of its Subsidiaries has knowledge of any facts which would reasonably be expected to form an adequate basis for such termination or modification.

        5.14    Insurance.    Each of iPCS and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by iPCS and its Subsidiaries. Neither iPCS nor any of its Subsidiaries has received any notice of cancellation, non-renewal or termination with respect to any material insurance policy of iPCS or its Subsidiaries. The insurance policies of iPCS and of its Subsidiaries are valid and enforceable policies in all material respects.

        5.15    Legal Proceedings.

          (a)   Except as set forth in Section 5.15(a) of the iPCS Disclosure Schedule, neither iPCS nor any of its Subsidiaries is a party to any, and there are no pending or, to iPCS' knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against iPCS or any of its Subsidiaries or, to the knowledge of iPCS, any of iPCS' or its Subsidiaries' current or former directors or officers or any other person whom iPCS or any of its Subsidiaries has agreed to indemnify, in their capacity as a director, officer or other indemnified person, or challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS. To the knowledge of iPCS, no event has occurred, and no state of facts exists, that would reasonably be expected to result in any such action, suit or proceeding.

          (b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon iPCS, any of its Subsidiaries or the assets of iPCS or any of its Subsidiaries, or, to the knowledge of iPCS, any of iPCS' or its Subsidiaries' current or former directors or officers or any other person whom iPCS or any of its Subsidiaries has agreed to indemnify, in their capacity as a director, officer or other indemnified person, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS.

        5.16    Compliance with Applicable Law.

          (a)   Except for the Sprint Licenses, iPCS and each of its Subsidiaries hold, and have at all times held, all licenses, certificates, consents, franchises, permits and authorizations (each, a "iPCS Permit") necessary for the lawful conduct of their respective businesses (as presently conducted) and the lawful ownership, use and operation of their respective assets (as presently owned, operated and used) under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to iPCS or any of its Subsidiaries, and neither iPCS nor any of its Subsidiaries knows of, or has received notice of any violations of any of the above, except where the failure to have any such iPCS Permit, the failure to be in compliance, or such violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on iPCS.

          (b)   iPCS has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC or any other Governmental Entity or of any other proceedings of or before the FCC or any other Governmental Entity relating to iPCS or any of its Subsidiaries or to any authorizations under which iPCS conducts its business, not including the Sprint Licenses. No proceedings are pending or, to the knowledge of iPCS, threatened to revoke or limit any of the iPCS Permits or the Sprint Licenses.

          (c)   Section 5.16(c) of the iPCS Disclosure Schedule sets forth a list of all material iPCS Permits (the "Material iPCS Permits"). iPCS is the exclusive holder of each Material iPCS Permit, free and clear of all Liens other than Permitted Liens and Liens listed on the face of such Material iPCS Permit or generally applicable to similarly situated companies. Each Material iPCS Permit is valid and in full force and effect without condition, except for conditions listed on the face of such Material iPCS Permit or generally applicable to similarly situated companies. To the knowledge of iPCS, no event has occurred which (i) results in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture or substantial fine with respect to, any Material iPCS Permits or the Sprint Licenses, or (ii) affects or would reasonably be expected in the future to affect any of the rights of iPCS or its Subsidiaries under any Material iPCS Permits or any of the rights of Sprint PCS under the Sprint Licenses other than regulatory events generally applicable to personal communications services licensees. No facts are known to iPCS or any of its Subsidiaries which if known by a Governmental Entity of competent jurisdiction would present a substantial risk that any iPCS Permit could be revoked, suspended, adversely modified, not renewed, impaired, restricted, terminated or forfeited, or could result in a substantial fine imposed against iPCS or any of its Subsidiaries, and neither the execution by iPCS of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement is reasonably likely to result in the occurrence of any of the consequences set forth in this Section 5.16(c) assuming that the consents and approvals referred to in Section 5.4 are duly obtained.

        5.17    Benefit Plans.

          (a)   Section 5.17(a) of the iPCS Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA); each deferred compensation plan, incentive compensation plan, equity compensation plan, employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by iPCS or by any trade or business, whether or not incorporated, that together with iPCS as of the date hereof, would be deemed, a "single employer" within the meaning of Section 414 of the Code (a "iPCS ERISA Affiliate"), or with respect to which iPCS or any iPCS ERISA Affiliate may have any liability (collectively, the "iPCS Benefit Plans").

          (b)   iPCS has heretofore made available to the Company true and complete copies of each of iPCS Benefit Plans and all related documents, including to the extent applicable (i) the most recent actuarial report for such iPCS Benefit Plan, (ii) the most recent determination letter issued by the Internal Revenue Service with respect to such iPCS Benefit Plan, (iii) the most recent annual report required to be filed with respect to each iPCS Benefit Plan, and (iv) the most recent summary plan description with respect to each iPCS Benefit Plan.

          (c)   Except as set forth in Section 5.17(c) of iPCS Disclosure Schedule, (i) each of iPCS Benefit Plans has been operated and administered in material compliance with its terms and applicable law, including to the Exchange Act, the Securities Act, ERISA and the Code, (ii) each of iPCS Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code, (1) has received a favorable determination letter from the IRS which covers all amendments thereto for which the remedial amendment period has expired or (2) is or will be the subject of an application for a favorable determination letter within the applicable remedial amendment period which has not expired, and, if a favorable determination or opinion letter has been received, iPCS is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination or opinion letter, (iii) no iPCS Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of iPCS or any iPCS ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of iPCS or iPCS ERISA Affiliates or (z) benefits which are fully insured and for which the full cost is borne by the current or former employee (or his beneficiary), (iv) no iPCS Benefit Plan is subject to Title IV of ERISA, and no liability under Title IV of ERISA has been incurred by iPCS or any iPCS ERISA Affiliate that has not been satisfied in full, and neither iPCS nor a iPCS ERISA Affiliate has any contingent liability under Title IV of ERISA, (v) no iPCS Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by iPCS or any iPCS ERISA Affiliates as of the Effective Time with respect to each iPCS Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vii) neither iPCS nor any iPCS ERISA Affiliate, nor to the knowledge of iPCS, any other person, has engaged in a transaction or has taken or failed to take any action in connection with which iPCS or any iPCS ERISA Affiliate reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code, (viii) there are no pending, or, to the knowledge of iPCS, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of iPCS Benefit Plans or any trusts related thereto, and (ix) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (y) entitle any current or former employee, officer, director or consultant of iPCS or any iPCS ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee, officer, director or consultant. None of the assets of any iPCS Benefit Plan are invested in iPCS Common Stock.

        5.18    Taxes.

          (a)   Each of iPCS and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, (ii) paid in full or made adequate provision in the financial statements of iPCS (in accordance with GAAP) for all Taxes due to be paid or accrued at or prior to the Effective Time, (iii) withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate taxing authority or set aside in accounts for such purpose and (iv) reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under any law. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of iPCS, threatened against or with respect to iPCS or any of its Subsidiaries. Except as set forth in Section 5.18(a) of the iPCS Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either iPCS or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither iPCS nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of iPCS and its Subsidiaries, (A) the federal and state income Tax Returns of iPCS and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities, (B) the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, or (C) the time for assessing and collecting income Tax with respect to such taxable period has not closed, but no audit or review of such taxable period has yet been initiated or threatened, (iv) neither iPCS nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which iPCS was the parent of the group filing such Tax Return, (v) neither iPCS nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than an agreement solely among iPCS and its Subsidiaries), (vi) neither iPCS nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (vii) neither iPCS nor its Subsidiaries has any liability for Taxes of any Person (other than a liability of iPCS for Taxes of any of its Subsidiaries or a liability of any of its Subsidiaries for Taxes of iPCS) under Treasury Regulation Section 1.1502-6 or 1.1502-78(b)(2) (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (viii) neither iPCS nor any of its Subsidiaries has made any payment or may be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G or Section 162(m) of the Code. During the five-year period ending on the date hereof, neither iPCS nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (b)   iPCS has no reason to believe, after consultation with Mayer, Brown, Rowe & Maw LLP, that such counsel would be unable to deliver to the Company the tax opinion required by Section 8.2(c).

        5.19    Sprint Agreement Compliance.

          (a)   Neither iPCS nor any of its Subsidiaries has violated or failed to meet any material deadline or requirement in the iPCS Sprint Agreements, except as has been remedied, waived or modified prior to the date hereof and previously disclosed to the Company in writing, and iPCS has no reason to believe that future material deadlines cannot be met. Each applicable Subsidiary of iPCS has completed the required build-out of its respective territory pursuant to Section 2.1 of the management agreement forming part of the iPCS Sprint Agreements (including those aspects of the build-out not required to be completed until a future date) and each such Subsidiary of iPCS is in compliance with all build-out requirements applicable to it, in each case as set forth in the iPCS Sprint Agreements.

          (b)   Section 5.19(b) of the iPCS Disclosure Schedule sets forth a list of all Contracts between iPCS, its Subsidiaries or any of its Affiliates, on the one hand, and Sprint PCS, on the other hand (collectively, the "iPCS Sprint Agreements"). iPCS has made available to the Company a true and complete copy of each of the iPCS Sprint Agreements listed in Section 5.12(a) and Section 5.19(b) of the iPCS Disclosure Schedule, together with all amendments, waivers or other material changes thereto. There are no unwritten amendments to, or material waivers under, any iPCS Sprint Agreement.

          (c)   The iPCS Sprint Agreements are valid, binding and enforceable against iPCS or its Subsidiaries and Sprint PCS, in accordance with their respective terms, and shall be in full force and effect without penalty in accordance with their terms upon consummation of the Merger and the other transactions contemplated by this Agreement, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. iPCS and its Subsidiaries have performed in all material respects all obligations required to be performed by them and they are not in default under or in breach of, nor in receipt of any claim of default or breach under, any of the iPCS Sprint Agreements, which default or breach would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS. To the knowledge of iPCS, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by iPCS or any of its Subsidiaries, which default, breach or event of noncompliance would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS, or would permit termination or modification by Sprint PCS, under any of the iPCS Sprint Agreements. Other than a breach that may result on account of the Sprint/Nextel Merger, neither iPCS nor any of its Subsidiaries has knowledge of any breach or cancellation or anticipated breach or cancellation by Sprint PCS of any of the iPCS Sprint Agreements. iPCS has provided the Company with copies of all written notices (excluding e-mail messages) received by it from Sprint PCS during the last three months (i) delivered pursuant to the official notice provisions of any of the iPCS Sprint Agreements or (ii) alleging a material breach of any of the iPCS Sprint Agreements.

        5.20    Intellectual Property.    iPCS owns or has the right to use, whether through licensing or otherwise, and to authorize others to use, all Intellectual Property significant to the businesses of iPCS and its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof ("iPCS Material Intellectual Property"). Except as set forth in Section 5.20 of the iPCS Disclosure Schedule: (i) no written claim of invalidity or conflicting ownership rights with respect to any iPCS Material Intellectual Property has been made by a third party and no such Intellectual Property is the subject of any pending or, to iPCS' knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (ii) no Person or entity has given notice to iPCS or any of its Subsidiaries that the use of any iPCS Material Intellectual Property by iPCS, any iPCS Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, copyright or design right, or that iPCS, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iii) to iPCS' knowledge after due inquiry for such purpose, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any iPCS Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or design right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (iv) to iPCS' knowledge, there exists no prior act or current conduct or use by iPCS, any of its Subsidiaries or any third party that would void or invalidate any iPCS Material Intellectual Property; (v) to iPCS' knowledge, no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of iPCS or any of its Subsidiaries; and (vi) the execution, delivery and performance of this Agreement by iPCS and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any iPCS Material Intellectual Property, will not cause the forfeiture or termination of or give rise to a right of forfeiture or termination of any of the iPCS Material Intellectual Property, or trigger additional fees or transfer costs payable by the Company or any of its Subsidiaries with respect to, or impair the right of iPCS to make, use, sell, license or dispose of, or to bring any action for the infringement of, any iPCS Material Intellectual Property. In addition, the matters disclosed on Section 5.20 of the iPCS Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS.

        5.21    Labor Matters.

          (a)   Neither iPCS nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by them. No union representation question exists and, to the knowledge of iPCS and its Subsidiaries, there has been no union organization effort respecting the employees of iPCS and its Subsidiaries. Neither iPCS nor any of its Subsidiaries is delinquent in any material respect in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. No retired employees of iPCS are entitled to (i) receive current or future compensation from iPCS or its Subsidiaries other than pursuant to the terms of any iPCS Benefit Plan or (ii) participate in any iPCS Benefit Plan (except as required by section 4980B of the Code or similar provisions of applicable state law).

          (b)   (i) Each of iPCS and its Subsidiaries is in compliance in all material respects with all federal, state and other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against iPCS or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving iPCS or any of its Subsidiaries; (iv) no grievance that would reasonably be expected to have a Material Adverse Effect upon iPCS or any of its Subsidiaries or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (v) no collective bargaining agreement is currently being negotiated by iPCS or any of its Subsidiaries.

          (c)   Except for employees who are parties to employment agreements with iPCS or any of its Subsidiaries, which agreements are set forth in Section 5.21(c) of the iPCS Disclosure Schedule, and except as otherwise disclosed in Section 5.21(c) of the iPCS Disclosure Schedule, all employees of iPCS and its Subsidiaries are terminable at will, with or without cause, and without cost to iPCS and its Subsidiaries for severance obligations, or any other liability, except for payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by iPCS or its Subsidiaries prior to the hiring of a person not previously employed by iPCS or such Subsidiary.

          (d)   Neither iPCS nor any of its Subsidiaries has taken any action that could constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act, as amended, or could otherwise trigger any notice requirement or liability under any local or state plant closing law.

        5.22    Reorganization.    As of the date of this Agreement, iPCS has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. As of the date of this Agreement, iPCS knows of no reason why it will be unable to deliver to Mayer, Brown, Rowe & Maw LLP and to Akin Gump Strauss Hauer & Feld LLP representation letters with respect to iPCS in form and substance sufficient to enable such counsel to render the opinions required by Sections 8.2(c) and 8.3(c).

        5.23    Broker's Fees.    Except as set forth in Section 5.23 of the iPCS Disclosure Schedule, neither iPCS nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any of the transactions contemplated by this Agreement.

        5.24    Opinion.    Prior to the execution of this Agreement, iPCS has received an opinion from Bear, Stearns & Co. Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio, is fair, from a financial point of view, to iPCS and the stockholders of iPCS Common Stock and such opinion has not been amended or rescinded as of the date of this Agreement.

        5.25    Related Party Transactions.    Except as set forth in Section 5.25 of the iPCS Disclosure Schedule, to the knowledge of iPCS, no stockholder, nor any officer or director of iPCS or any of its Subsidiaries (or any immediate family member thereof) owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, service provider, customer or supplier of iPCS or which conducts a business similar to any business conducted by iPCS. No stockholder, officer or director of iPCS or any of its Subsidiaries (or any immediate family member thereof) (a) owns or holds, directly or indirectly, in whole or in part, any Intellectual Property used by iPCS or any of its Subsidiaries (it being understood and agreed that iPCS is giving the representation in this clause (a) with respect to its stockholders to iPCS' knowledge), (b) to the knowledge of iPCS has any claim, charge, action or cause of action against iPCS or any of its Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the knowledge of iPCS, has made, on behalf of iPCS or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any stockholder, officer or director of iPCS or any of its Subsidiaries (or any immediate family member thereof) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to iPCS or any of its Subsidiaries or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of iPCS or any of its Subsidiaries.

        5.26    iPCS Information.    None of the information supplied or to be supplied in writing by iPCS or its Subsidiaries for inclusion or incorporation by reference in (a) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (b) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholder Meeting and the iPCS Stockholder Meeting, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.27    Required Vote of iPCS.    Except for the affirmative vote of the holders of at least a majority of the issued and outstanding shares of capital stock of iPCS to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, including the amendment to iPCS' Restated Certificate of Incorporation as contemplated herein, no vote of the stockholders of iPCS, or any class thereof, or of the holders of any securities of iPCS (equity or otherwise), is required by law, the Restated Certificate of Incorporation or the By-Laws of iPCS, the iPCS Plan of Reorganization or otherwise in order for iPCS to consummate the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the total number of shares of iPCS Common Stock subject to the AIGGIC Support Agreement and the Silver Point Support Agreement constitutes approximately 52.1% of the voting power of the issued and outstanding iPCS Common Stock.

        5.28    Takeover Statutes.    No Takeover Statute (with the exception of Section 203 of the DGCL) is applicable to the transactions contemplated by this Agreement (including the Merger). The action previously taken by the Board of Directors of iPCS in approving this Agreement and the transactions contemplated hereby (including iPCS entering into the Apollo Support Agreement and the Silver Point Support Agreement) is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL.

        5.29    Indebtedness.    The aggregate principal amount of indebtedness for borrowed money of iPCS and its Subsidiaries outstanding as of the date hereof is approximately $165,000,000. Except as set forth in Section 5.29 of the iPCS Disclosure Schedule, iPCS and its Subsidiaries are not subject to any prepayment penalties with respect to any such indebtedness. Except as set forth in Section 5.29 of the iPCS Disclosure Schedule, neither iPCS nor any of its Subsidiaries has made any "restricted payment" as defined under the applicable iPCS Debt Agreement.

        5.30    Disclosure Controls and Procedures.    The Chief Executive Officer and the Chief Financial Officer of iPCS have each evaluated the effectiveness of iPCS' disclosure controls and procedures (as such term is defined in Rules 13a-14(c) and 15d-14(c) under the Exchange Act) and, based on such evaluation, such officers have concluded that, as of the date hereof, iPCS' disclosure controls and procedures are effective in alerting such officers on a timely basis to material information relating to iPCS (including iPCS' consolidated Subsidiaries) required to be included in reports to be filed or submitted by iPCS under the Exchange Act.

        5.31    Reports.    iPCS has previously made available to the Company a true, correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since July 20, 2004 by iPCS with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "iPCS Reports"), (b) written communication between iPCS and the SEC since July 20, 2004, and (c) communication mailed by iPCS to its stockholders since July 20, 2004, and no such registration statement, prospectus, report, schedule, proxy statement or communication as of its date of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Other than as set forth in Section 5.31 of the iPCS Disclosure Schedule, iPCS has timely filed all iPCS Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all iPCS Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, including rules and regulations relating to the filing of exhibits thereto. No executive officer of iPCS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against iPCS by the SEC relating to disclosures contained in any iPCS Report.

        5.32    License Qualifications.    To the knowledge of iPCS, there are no facts specific to iPCS or its stockholders that would make iPCS ineligible to (a) acquire and hold personal communications service licenses generally, (b) acquire and hold the Company License and (c) obtain the authorization and approval from the FCC necessary for iPCS to acquire the Company License.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

        6.1    Covenants of the Company.    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of iPCS, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with the past practice of the Company after the Company emerged from bankruptcy and in compliance with applicable law (including all applicable Environmental Laws). The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself the existing business relationships and the goodwill of the customers and distributors of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by iPCS, prior to the

Effective Time or the date this Agreement terminates, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a)   other than dividends from one Subsidiary to another Subsidiary or to the Company, declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

          (b)   (i) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries, except, in the case of this clause (ii), for the surrender of shares of Company Common Stock upon the exercise of options or the delivery of shares as permitted by the Company Option Plan; or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of this clause (iii), for (A) the issuance of Company Common Stock upon the exercise of options, warrants or other rights to purchase Company Common Stock outstanding and in existence on the date of this Agreement in accordance with their terms, (B) the issuance of Company Common Stock (from the reserve therefor) to unsecured creditors of the Company upon satisfaction of Company Bankruptcy Claims under the Company Plan of Reorganization as permitted by this Agreement and (C) the issuance up to an aggregate of 20,000 shares of Company Common Stock (or options to purchase such shares) in the ordinary course of the Company's business consistent with past practice solely to employees of the Company hired after the date hereof (each such issuance, a "Permitted Company Issuance");

          (c)   amend its Second Amended and Restated Certificate of Incorporation, By-laws or other similar governing documents, other than immaterial amendments relating to corporate procedure and which do not adversely affect the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder;

          (d)   acquire or agree to acquire or be acquired, by merging or consolidating with, or by purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (e)   take any action that is intended to result in any conditions to the Merger set forth in Article VIII not being satisfied;

          (f)    change its methods of accounting in effect at December 31, 2004, except as required to comply with changes in GAAP as concurred with by the Company's independent auditors;

          (g)   (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, enter into, amend, renew or terminate any employee benefit plan (including any Company Benefit Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees, (ii) except for normal increases to employees other than directors and officers of the Company that are made in the ordinary course of business consistent with past practice and except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (iii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, except for loans to participants in the Company's 401(k) plan pursuant to the terms of such plan; provided, however, that, notwithstanding the foregoing clause (i), the Company shall be permitted to (A) extend the "Severance Pay" component of the Company's Key Employee Retention Plan (the "KERP Severance Component") until 12/31/05, (B) extend the effective date of the Company's Standard Severance Plan (the "Severance Plan") until 12/31/05 and (C) enter into retention agreements with certain members of the Company's accounting department (the "Accounting Retention Agreements") pursuant to the terms of Section 6.1(g) of the Company Disclosure Schedule;

          (h)   take or cause to be taken any action that could reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code;

          (i)    other than (i) dispositions required to be made pursuant to an agreement or contract to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and which has been disclosed to iPCS and (ii) dispositions of inventory and excess or obsolete assets or other dispositions in the ordinary course of business consistent with past practice of the Company (including the sale and leaseback of towers owned by the Company as of the date hereof) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements involving consideration in excess of $500,000 in the aggregate;

          (j)    create, incur, assume, or suffer to exist any indebtedness or issuances of debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (i) in the ordinary course of business in an aggregate amount not to exceed $2,000,000 and (ii) borrowings in connection with intercompany loans solely between and among the Company and its wholly-owned Subsidiaries;

          (k)   enter into, renew, amend or waive in any material manner or terminate or give notice of a proposed renewal, material amendment, waiver or termination of, any Company Contract, agreement or lease to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than in the ordinary course of business (it being understood and agreed that this Section 6.1(k) shall not preclude the Company from entering into leases for retail stores in the ordinary course of business consistent with past practices);

          (l)    take or cause to be taken any action that could reasonably be expected to delay the consummation of the transactions contemplated hereby, including the consummation of the Merger and the filing and effectiveness of the S-4 Registration Statement;

          (m)  make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any new accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes (except as may be provided in Section 6.2(q)(ii)) or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

          (n)   enter into or amend in any material manner any Contract with any officer, director, employee, consultant or stockholder of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing;

          (o)   (i) acquire additional territory or related assets from Sprint PCS, (ii) enter into any material Contract with Sprint PCS, (iii) amend or modify in any material manner any provision of any Company Sprint Agreement or (iv) acquire, or participate in any auction or process related to the acquisition of, personal communications service licenses or other wireless spectrum or licenses, in each case notwithstanding anything to the contrary set forth in this Agreement or the Company Disclosure Schedule; provided, that nothing in this Article VI shall prevent the Company from entering into an amendment to any Company Sprint Agreement pursuant to a "most favored nation" provision contained in any Company Sprint Agreement, consistent with an amendment previously entered into by Sprint PCS with another affiliate;

          (p)   grant any Lien on, or authorize or propose the encumbrance or grant of any Lien on, any shares of its capital stock or capital stock of any of its Subsidiaries, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing);

          (q)   pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any contract in effect on the date hereof and (ii) the satisfaction of Company Bankruptcy Claims (A) for cash in an aggregate amount not in excess of $4,000,000 and (B) with shares of Company Common Stock pursuant to the reserve therefor in accordance with the Company Plan of Reorganization;

          (r)   make any loans, advances or capital contributions to, or investments in any other Person, other than by the Company or a Subsidiary of the Company to or in the Company or any direct or indirect wholly owned Subsidiary of the Company;

          (s)   enter into any new line of business;

          (t)    make any capital expenditures other than those which are made in the ordinary course of business (in an aggregate amount not to exceed $12,000,000 or are necessary to maintain existing assets in good repair;

          (u)   voluntarily permit any material insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business;

          (v)   assign, transfer or yield control of the Company License; or

          (w)  agree to do any of the foregoing.

        6.2    Covenants of iPCS.    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, iPCS and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with the past practice of iPCS after iPCS emerged from bankruptcy and in compliance with applicable law (including all applicable Environmental Laws). iPCS will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself the present services of the employees of iPCS and its Subsidiaries and (z) preserve for itself the existing business relationships and the goodwill of the customers and distributors of iPCS and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 6.2 of the iPCS Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, prior to the Effective Time or the date this Agreement terminates, iPCS shall not, and shall not permit any of its Subsidiaries to:

          (a)   other than dividends from one Subsidiary to another Subsidiary or to iPCS, declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

          (b)   (i) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of iPCS or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of iPCS or any of its Subsidiaries, except, in the case of this clause (ii), for the surrender of shares of iPCS Common Stock upon the exercise of options or the delivery of shares as permitted by the iPCS 2004 Long-Term Incentive Plan; or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except in the case of this clause (iii), for (A) the issuance of iPCS Common Stock upon the exercise of options, warrants or other rights to purchase iPCS Common Stock outstanding and in existence on the date of this Agreement in accordance with their terms, (B) the issuance of iPCS Common Stock (from the reserve therefor) to general unsecured creditors of iPCS upon satisfaction of iPCS Bankruptcy Claims as permitted by this Agreement and (C) the issuance of up to an aggregate of 20,000 shares of iPCS Common Stock (or options to purchase such shares) in the ordinary course of iPCS' business consistent with past practice solely to employees of iPCS hired after the date hereof (each such issuance, a "Permitted iPCS Issuance");

          (c)   amend its Restated Certificate of Incorporation, By-Laws or other similar governing documents, other than immaterial amendments relating to corporate procedure and which do not adversely affect the ability of iPCS to consummate the transactions contemplated hereby or to perform its obligations hereunder;

          (d)   acquire or agree to acquire or be acquired, by merging or consolidating with, or by purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (e)   take any action that is intended to result in any conditions to the Merger set forth in Article VIII not being satisfied;

          (f)    change its methods of accounting in effect at September 30, 2004, except as required to comply with changes in GAAP as concurred with by iPCS' independent auditors;

          (g)   (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, enter into, amend, renew or terminate any employee benefit plan (including any iPCS Benefit Plan) or any agreement, arrangement, plan or policy between iPCS or any Subsidiary of iPCS and one or more of its current or former directors, officers or employees, (ii) except for normal increases to employees other than directors and officers of iPCS that are made in the ordinary course of business consistent with past practice and except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any iPCS Benefit Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (iii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, except for loans to participants in iPCS' 401(k) plan pursuant to the terms of such plan;

          (h)   take or cause to be taken any action that could reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code;

          (i)    other than (i) dispositions required to be made pursuant to an agreement or contract to which iPCS or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and which has been disclosed to the Company and (ii) dispositions of inventory and excess or obsolete assets or other dispositions in the ordinary course of business consistent with past practice of iPCS (including the sale and leaseback of towers owned by iPCS as of the date hereof) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements involving consideration in excess of $500,000 in the aggregate;

          (j)    create, incur, assume, or suffer to exist any indebtedness or issuances of debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (i) in the ordinary course of business in an aggregate amount not to exceed $2,000,000 and (ii) borrowings in connection with intercompany loans solely between and among iPCS and its wholly-owned Subsidiaries;

          (k)   enter into, renew, amend or waive in any material manner or terminate or give notice of a proposed renewal, material amendment, waiver or termination of, any iPCS Contract, agreement or lease to which iPCS or any of its Subsidiaries is a party or by which iPCS or any of its Subsidiaries or their respective properties is bound, other than in the ordinary course of business (it being understood and agreed that this Section 6.2(k) shall not preclude iPCS from entering into leases for retail stores in the ordinary course of business consistent with past practices);

          (l)    take or cause to be taken any action that could reasonably be expected to delay the consummation of the transactions contemplated hereby, including without limitation, the consummation of the Merger and the filing and effectiveness of the S-4 Registration Statement;

          (m)  make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any new accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes (except as may be provided in Section 6.1(q)(ii)) or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

          (n)   enter into or amend in any material manner any Contract with any officer, director, employee, consultant or stockholder of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing;

          (o)   (i) acquire additional territory or related assets from Sprint PCS, (ii) enter into any material Contract with Sprint PCS, (iii) amend or modify in any material manner any provision of any iPCS Sprint Agreement or (iv) acquire, or participate in any auction or process related to the acquisition of, personal communications service licenses or other wireless spectrum or licenses, in each case notwithstanding anything to the contrary set forth in this Agreement or the iPCS Disclosure Schedule; provided, that nothing in this Article VI shall prevent iPCS from entering into an amendment to any iPCS Sprint Agreement pursuant to a "most favored nation" provision contained in any iPCS Sprint Agreement, consistent with an amendment previously entered into by Sprint PCS with another affiliate;

          (p)   grant any Lien on, or authorize or propose the encumbrance or grant of any Lien on, any shares of its capital stock or capital stock of any of its Subsidiaries, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing);

          (q)   pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any contract in effect on the date hereof and (ii) the satisfaction of iPCS Bankruptcy Claims (A) for cash in an aggregate amount not in excess of $4,000,000 and (B) with shares of iPCS Common Stock pursuant to the reserve therefor in accordance with the iPCS Plan of Reorganization;

          (r)   make any loans, advances or capital contributions to, or investments in any other Person, other than by iPCS or a Subsidiary of iPCS to or in iPCS or any direct or indirect wholly owned Subsidiary of iPCS;

          (s)   enter into any new line of business;

          (t)    make any capital expenditures other than those which are made in the ordinary course of business (in an aggregate amount not to exceed $12,000,000) or are necessary to maintain existing assets in good repair;

          (u)   voluntarily permit any material insurance policy naming iPCS or any Subsidiary of iPCS as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business;

          (v)   take any action that might have a material adverse effect on iPCS' ability to take control of the Company License following the issuance of the consents and approvals specified in Section 4.4; or

          (w)  agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

        7.1    Regulatory Matters.

          (a)   The parties hereto shall cooperate with each other and use all reasonable best efforts to promptly prepare and file following the date of this Agreement all necessary documentation (including assisting each party's stockholders with filing notifications required to be filed by any such stockholder under the HSR Act in connection with the Merger), to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including filing the notification provided for under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) in connection with the Merger, and taking all necessary action to provide all information requested by a Governmental Entity and to cause the expiration of the notice periods under the HSR Act with respect to the Merger as promptly as reasonably practicable after the date of this Agreement; provided, however, that nothing in this Section 7.1(a) shall require iPCS or the Company to agree to the imposition of material conditions or any requirement of divestiture of a material asset as a result of antitrust or other regulatory concerns. The Company and iPCS shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or iPCS, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Pre-Merger Notification and Report Form filed under the HSR Act or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal iPCS' or the Company's negotiating objectives or strategies or purchase price expectations or as otherwise may be prohibited by law or contractual obligation or would contravene existing attorney-client privilege. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the notifications, applications or transactions contemplated herein. In the event that either party shall fail to obtain any third party consent described above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon iPCS and its Subsidiaries and their respective businesses after the Effective Time which results or could reasonably be expected to result from, the failure to obtain such consent.

          (b)   Promptly after the date hereof, the Company and iPCS shall prepare and file with the FCC an application requesting its approval of the change of control of the Company License to iPCS (the "Approval Application"). The Company and iPCS thereafter shall diligently take or cooperate in the taking of all steps that are necessary or appropriate to prosecute the Approval Application and to obtain the grant of the Approval Application as expeditiously as reasonably practicable. The parties agree to consult with one another as to the approach to be taken with the FCC with respect to obtaining any necessary consent or authority to the transactions contemplated hereby, and each of the parties shall keep the other party reasonably informed as to the status of any such communications with the FCC.

          (c)   Each of iPCS and the Company shall, upon request, furnish the other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of iPCS, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement except as may be prohibited by Section 7.1(a), law or contractual obligation or would contravene existing attorney-client privilege.

          (d)   If at any time prior to the Effective Time any information relating to iPCS or the Company, or any of their respective Affiliates, officers or directors is discovered by iPCS or the Company which should be set forth in an amendment or supplement to any statement, filing, notice or application made by or on behalf of iPCS, the Company or any of their Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be filed as soon as practicable with such Governmental Entity.

          (e)   Each of iPCS and the Company shall promptly furnish each other with true and correct copies of written communications received by iPCS or the Company, as the case may be, or any of their respective Subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby, except for documents filed pursuant to Item 4(c) of the Pre-Merger Notification and Report Form filed under the HSR Act or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal iPCS' or the Company's negotiating objectives or strategies or purchase price expectations or as otherwise may be prohibited by law or contractual obligation or would contravene existing attorney-client privilege.

        7.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of iPCS, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to iPCS all information concerning its business, properties and personnel as iPCS may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, iPCS shall, and shall cause their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding iPCS and its Subsidiaries as shall be reasonably necessary for the Company to confirm that the representations and warranties of iPCS contained herein are true and correct and that the covenants of iPCS contained herein have been performed in all material respects. Neither iPCS nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of iPCS' customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (c)   All information furnished by either party to the other party or its representatives pursuant hereto shall be subject to that certain letter agreement, dated October 28, 2004, by and between the Company and iPCS (the "Letter Agreement").

          (d)   Each of iPCS and the Company agrees to provide the other with copies of any and all material correspondence between such party and Sprint PCS during the period prior to the Effective Time, except as may be prohibited by law or contractual obligation or would contravene existing attorney-client privilege.

          (e)   No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

        7.3    No Solicitation.

          (a)   From the date of this Agreement through the Effective Time, the Company will not, and will cause each of its Subsidiaries and each officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of the Company or its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving the Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as a "Company Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.

          (b)   From the date of this Agreement through the Effective Time, iPCS will not, and will cause each of its Subsidiaries and each officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of iPCS or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving iPCS or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as a "iPCS Acquisition Proposal" and, together with a Company Acquisition Proposal, an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.

          (c)   As used in this Agreement, "Alternative Transaction" means, with respect to the Company or iPCS, as the case may be (for this purpose, the "Target Party"), any of (i) a transaction pursuant to which any third Person (or group of Persons) other than the other party to this Agreement (the "Non-Target Party") or its Affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock of the Target Party or of the outstanding voting power of the Target Party, whether from the Target Party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving the Target Party (other than the Merger) or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of the Target Party or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (iii) any transaction pursuant to which any third Person (or group of Persons) other than the Non-Target Party or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Target Party and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Target Party) of the Target Party or any of its Subsidiaries representing more than 20% of the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction.

          (d)   The Target Party will notify the Non-Target Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any communication of an intent or desire to make an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal that had previously been made, or any request for non-public information relating to the Target Party or any of its Subsidiaries or for access to the properties, books or records of the Target Party or any of its Subsidiaries by any Person that informs the Board of Directors of the Target Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice to the Non-Target Party will be made orally and in writing and will indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the properties, books or records of the Target Party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Target Party will keep the Non-Target Party fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

          (e)   Notwithstanding anything to the contrary in this Section 7.3, at any time prior to obtaining the Company Stockholder Approval or the iPCS Stockholder Approval, as applicable, the Target Party may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, a Person who has made an unsolicited bona fide written proposal or offer regarding an Acquisition Proposal which did not result from a breach of Section 7.3(a) or 7.3(b), as applicable, if the Target Party's Board of Directors (the "Target Board") has (i) determined in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (ii) provided prior or contemporaneous notice to the Non-Target Party of its intent to furnish information to or enter into discussions with such Person, and (iii) obtained from such Person an executed confidentiality agreement containing terms with respect to confidentiality that are determined by the Target Party to be substantially similar to and not less favorable to the Target Party in the aggregate than those contained in the Letter Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Target Party from satisfying its obligations under this Agreement). The Target Party will provide the Non-Target Party with all information regarding the Target Party with which the Non-Target Party has not previously been provided that is provided to any Person making any such Acquisition Proposal.

          (f)    As used in this Agreement, "Superior Proposal" means a bona fide written proposal or offer made by a third Person (or group of Persons) to consummate any of the following transactions: (i) a merger, share exchange, consolidation, business combination or other similar transaction involving the Target Party pursuant to which the stockholders of the Target Party immediately preceding such transaction would hold less than 50% of the outstanding shares of common stock of, and less than 50% of the outstanding voting power of, the Target Party or the parent entity resulting from any such transaction immediately upon consummation thereof, (ii) the acquisition by any third Person or group of Persons (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Target Party), directly or indirectly, of ownership of more than 50% of the outstanding shares of common stock of, and more than 50% of the outstanding voting power of, the Target Party, or (iii) the acquisition by any third Person (or group of Persons) of more than 50% of the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case that the Target Board determines in good faith (after consultation with its outside legal counsel and its financial advisor or advisors) to be more favorable from a financial point of view to the Target Party stockholders than the Merger, taking into account all relevant factors.

          (g)   Except as permitted by this Section 7.3(g), neither the Target Board nor any committee thereof will (A) withdraw or modify in a manner adverse to the Non-Target Party the recommendation by the Target Board, or any such committee, of this Agreement and the Merger, (B) recommend the approval or adoption of any Acquisition Proposal, or (C) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 7.3(g) being referred to herein as an "Adverse Recommendation Change") or approve, adopt or recommend, or cause or permit the Target Party to enter into, any letter of intent, agreement or obligation with respect to, any Alternative Transaction (other than a confidentiality agreement as referred to in Section 7.3(e)). Notwithstanding anything to the contrary in this Section 7.3, at any time prior to obtaining the Company Stockholder Approval or the iPCS Stockholder Approval, as applicable, if the Target Board, in the exercise of its fiduciary duties, determines in good faith, after consultation with outside legal counsel and financial advisor or advisors, that to do otherwise would be inconsistent with its fiduciary duties under applicable law, then (i) the Target Board may make an Adverse Recommendation Change and (ii) the Target Board may terminate this Agreement pursuant to Section 9.1(h) or Section 9.1(i), as applicable; provided, however, that in the case of clause (ii), the Target Board may only terminate this Agreement pursuant to such applicable section if (A) the Target Party has provided written notice to the Non-Target Party (a "Notice of Superior Proposal") advising the Non-Target Party that the Target Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and indicating that the Target Board intends to consider whether to terminate this Agreement pursuant to such applicable section and (B) the Non-Target Party has not, within three Business Days of the Non-Target Party's receipt of the Notice of Superior Proposal, made an offer that the Target Board determines in good faith (after consultation with its outside legal counsel and its financial advisor or advisors) at a meeting of the Target Board held for such purpose to be at least as favorable from a financial point of view to the Target Party's stockholders as such Superior Proposal.

          (h)   Nothing contained in this Section 7.3 will prohibit the Target Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effects that any action taken pursuant to such rules has under any other provision of this Agreement. Notwithstanding any other provision hereof, no disclosure that the Board of Directors of the Company or the Board of Directors of iPCS may determine (after consultation with counsel) that it or the Company or iPCS, as applicable, is required to make under applicable law will constitute a violation of this Agreement.

          (i)    Each of the Company and iPCS and their respective Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other party) conducted heretofore with respect to any Alternative Transaction, and will use reasonable best efforts to cause all Persons, other than the other party hereto, who have been furnished confidential information regarding such party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information.

          (j)    It is understood that any violation of the restrictions set forth in this Section 7.3 by any officer, director, employee, agent or representative (including financial or legal advisor or other retained representative) of either party or any of its Subsidiaries, at the direction or with the consent of such party or any of its Subsidiaries, will be deemed to be a breach of this Section 7.3 by such party.

        7.4    Stockholder Approvals.

          (a)   Subject to Section 9.1, the Company shall duly call, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") as soon as reasonably practicable after the S-4 Registration Statement becomes effective for purposes of obtaining the Company Stockholder Approval (it being understood and agreed that, notwithstanding an Adverse Recommendation Change by the Company, the Company shall submit to the stockholders of the Company for approval the matters contemplated by the Company Stockholder Approval unless this Agreement shall have terminated in accordance with its terms). Subject to Section 7.3 and Section 9.1, the Company shall use its reasonable best efforts to obtain from its stockholders the Company Stockholder Approval.

          (b)   Subject to Section 9.1, iPCS shall duly call, convene and hold a meeting of its stockholders (the "iPCS Stockholder Meeting") as soon as reasonably practicable after the S-4 Registration Statement becomes effective for purposes of obtaining the iPCS Stockholder Approval (it being understood and agreed that, notwithstanding an Adverse Recommendation Change by iPCS, iPCS shall submit to the stockholders of iPCS for approval the matters contemplated by the iPCS Stockholder Approval unless this Agreement shall have terminated in accordance with its terms). Subject to Section 7.3 and Section 9.1, iPCS shall use its reasonable best efforts to obtain from its stockholders the iPCS Stockholder Approval.

          (c)   Subject to Section 9.1, the Company and iPCS shall use their respective reasonable best efforts to cause the Company Stockholder Meeting and the iPCS Stockholder Meeting to occur on the same day.

        7.5    Legal Conditions to Merger; Consents.    Prior to the Effective Time, each of iPCS and the Company shall, and shall cause its Subsidiaries to, use all reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the Merger and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by iPCS or the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that nothing in this Section 7.5 shall require iPCS or the Company to agree to the requirement of any divestiture of a material asset in exchange for such consent.

        7.6    Affiliates.    Prior to the Closing, if requested by iPCS, the Company shall use its reasonable best efforts to cause each director, executive officer and other Person who may be deemed an "affiliate" (for purposes of Rule 145 under the Securities Act) of iPCS following consummation of the Merger to deliver to iPCS a written agreement, in the form of Exhibit D hereto, with respect to such Person's shares of iPCS Common Stock to be acquired in connection with the Merger.

        7.7    Employee Benefit Plans; Options.

          (a)   As of the Effective Time, all employees of the Company (the "Company Employees") shall become employees of iPCS. Company Employees shall, for a period of at least one year thereafter, continue to participate in the Company Benefit Plans on the same terms and conditions as applied immediately prior to the Effective Time; provided, however, that following the Effective Time, (i) iPCS shall not be required to continue the employment of any Company Employee and (ii) iPCS may take action (A) to modify or amend any Company Benefit Plan (subject to the terms and conditions thereof) (provided that any such modification or amendment would not result in a Company Employee having, in the aggregate, less favorable benefits under such Company Benefit Plan than similarly-situated employees of iPCS under a corresponding iPCS arrangement) or (B) to provide the Company Employees with benefits under plans, policies, programs and arrangements in which similarly-situated employees of iPCS and its Subsidiaries participate from time to time (the "iPCS Plans"); provided further that iPCS and the Surviving Corporation shall not modify or amend the provisions of the KERP Severance Component, the Severance Plan or the Accounting Retention Agreements in any manner adverse to the beneficiaries thereunder without the written consent of the beneficiaries so affected.

          (b)   With respect to each iPCS Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company and its Affiliates (or any predecessor entity), to the same extent that such service was credited for purposes of any Company Benefit Plan immediately prior to the Effective Time shall be treated as service with iPCS; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the iPCS Plan.

          (c)   From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms hereof, neither the Company nor any committee authorized to act on behalf of the Company shall take any action to change the vesting of, or otherwise modify, the terms of any Company Options outstanding after the date hereof. From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms hereof, neither iPCS nor any committee authorized to act on behalf of iPCS shall take any action to change the vesting of, or otherwise modify, the terms of any options to purchase shares of iPCS Common Stock outstanding as of the date hereof.

        7.8    Additional Agreements.    Prior to the Effective Time, each of iPCS and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by iPCS.

        7.9    Advice of Changes.    Prior to the Effective Time, each of iPCS and the Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would reasonably be expected to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Closing Date (but in no event in intervals of less than 14 days) and on the date prior to the Closing Date, each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 8.2(a) or 8.3(a) hereof, as the case may be, or the compliance by the Company or iPCS, as the case may be, with the respective covenants and agreements of such parties contained herein.

        7.10    Current Information.    During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other party to report the general status of the ongoing operations of such party and its Subsidiaries, including as it relates to any matters or potential developments that would likely be material to such party. Prior to the Effective Time, each of the Company and iPCS will promptly notify the other of any material change in the normal course of its business or in the operation of its properties (other than changes in the law generally applicable to personal communications service licensees) and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving it, its Subsidiaries, and will keep the other fully informed of such events.

        7.11    Additional Reports and Information.

          (a)   The Company shall deliver to iPCS (i) within 30 days of the end of each calendar month, detailed monthly financial statements and key performance indicators for the Company and its Subsidiaries, in each case prepared in a manner consistent with past practices, (ii) promptly upon receipt thereof, any financial reports received by the Company from Sprint PCS and (iii) promptly upon receipt of a request therefor, such other information with respect to the Company and its Subsidiaries as may be reasonably requested by iPCS.

          (b)   iPCS shall deliver to the Company (i) within 30 days of the end of each calendar month, detailed monthly financial statements and key performance indicators for iPCS and its Subsidiaries, in each case prepared in a manner consistent with past practices, (ii) promptly upon receipt thereof, any financial reports received by iPCS from Sprint PCS and (iii) promptly upon receipt of a request therefor, such other information with respect to iPCS and its Subsidiaries as may be reasonably requested by the Company.

        7.12    Directors and Officers.

          (a)   iPCS shall cause the following three directors of iPCS to resign from the Board of Directors of iPCS, effective as of the Effective Time: Donald L. Bell, Eugene I. Davis and Eric F. Ensor. Effective as of the Effective Time, the Board of Directors of iPCS shall cause Robert Katz, Jeffrey W. Jones and Timothy G. Biltz (the "Horizon Directors") to be appointed to the Board of Directors of iPCS such that, immediately after the Effective Time, the Board of Directors of iPCS shall consist of (i) the Horizon Directors, (ii) Kevin M. Roe, Timothy C. Babich and Ryan Langdon (the "iPCS Directors") and (iii) Timothy M. Yager (the "Executive Director"). The Company shall provide iPCS the information concerning each Horizon Director that would be required to be included in a proxy statement under Regulation 14A of the Exchange Act. If for any reason any such person shall, prior to the Effective Time, be unable or unwilling to serve as a director on or after the Effective Time, a substitute specified by the Company and reasonably acceptable to iPCS (in the case of the Horizon Directors) and by iPCS and reasonably acceptable to the Company (in the case of the iPCS Directors or the Executive Director) shall be named (such substitutes to be considered a Horizon Director, a iPCS Director, or the Executive Director, as the case may be, for purposes of this Agreement).

          (b)   If the 2005 annual meeting of stockholders of iPCS is held after the Closing, at such meeting iPCS shall nominate for re-election to its Board of Directors the Horizon Directors, the iPCS Directors and the Executive Director (or any of such Directors' replacements as provided by this Section 7.12).

          (c)   If any Horizon Director ceases to serve on the Board of Directors of iPCS for any reason at any time prior to 2006 annual meeting of stockholders of iPCS, which, except as may be otherwise required by the rules of any applicable securities exchange, the SEC or applicable law (provided that in such event, the meeting will be held on the latest Business Day permitted by any applicable securities exchange, the SEC or applicable law), shall be held no earlier than May 1, 2006 (the "First Post-Closing Annual Meeting"), the remaining Horizon Directors shall promptly designate a person to replace such Horizon Director and the Board of Directors of iPCS shall appoint such designated person to the Board of Directors of iPCS. If any iPCS Director ceases to serve on the Board of Directors of iPCS for any reason at any time prior to the First Post-Closing Annual Meeting, the remaining iPCS Directors shall promptly designate a person to replace such iPCS Director and the Board of Directors of iPCS shall appoint such designated person to the Board of Directors of iPCS. If the Executive Director ceases to serve on the Board of Directors of iPCS for any reason at any time prior to the First Post-Closing Annual Meeting the iPCS Directors shall promptly designate a person to replace such Executive Director and the Board of Directors of iPCS shall appoint such designated person to the Board of Directors of iPCS.

          (d)   Subject to the following sentence, from the Effective Time until at least the First Post-Closing Annual Meeting (i) Robert Katz ("RK") shall serve as the Chairman of the Board of iPCS (if such individual is willing and able to serve in such capacity during such time) and (ii) Timothy M. Yager ("TY") shall serve as the Chief Executive Officer of iPCS (if such individual is willing and able to serve in such capacity during such time). Notwithstanding the previous sentence, if, prior to the First Post-Closing Annual Meeting, both a majority of the Horizon Directors and a majority of the iPCS Directors determine, in such directors' independent business judgment, that it would be inconsistent with such directors' fiduciary duties to the stockholders of iPCS for either RK or TY to continue in the offices referred to in the previous sentence, then such individual may be removed from such offices. If, prior to the First Post-Closing Annual Meeting, RK ceases to serve as the Chairman of the Board of iPCS for any reason, the Board of Directors of iPCS shall appoint a replacement in accordance with the By-Laws of iPCS. If, prior to the First Post-Closing Annual Meeting, TY ceases to serve as the Chief Executive Officer of iPCS for any reason, the Board of Directors of iPCS shall appoint a replacement in accordance with the By-Laws of iPCS.

          (e)   At the Effective Time, the committees of the Board of Directors of iPCS shall be comprised as set forth on Schedule 7.12 hereto (it being understood and agreed that if prior to the Effective Time any individual set forth on Schedule 7.12 shall be unable or unwilling to serve as a director on or after the Effective Time, the Company and iPCS shall agree on a modified version of Schedule 7.12 which shall incorporate the replacement of such individual as determined in accordance with the last sentence of Section 7.12(a) hereto).

          (f)    Effective as of the Effective Time, the By-Laws and, if so approved by the shareholders of iPCS at the iPCS Stockholder Meeting, the Restated Certificate of Incorporation of iPCS shall each be amended in the manner attached hereto as Exhibit E-1 and Exhibit E-2, respectively.

          (g)   Immediately prior to the Effective Time, each iPCS Director and the Executive Director shall be added in seriatim fashion to the Board of Directors of the Company.

        7.13    Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expense. The filing fees for all notifications required to be filed in connection with the Merger under the HSR Act shall be shared equally by iPCS and the Company. Nothing contained in this Section 7.13 shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

        7.14    Indemnification.

          (a)   From and after the Effective Time, iPCS shall indemnify and hold harmless each present and former director and officer of the Company or its present or past subsidiaries (the "Indemnified Parties") against any costs or expenses (including advances of attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. In the event of any such threatened or actual claim, action, suit, proceeding or investigation, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with iPCS; provided, however, that (i) iPCS shall have the right to assume the defense thereof by counsel reasonably satisfactory to the Indemnified Parties and upon such assumption iPCS shall not be liable to any Indemnified Party for any legal expenses of other counsel subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if iPCS elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between iPCS and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with iPCS, and iPCS shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) iPCS shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (iii) iPCS shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly iPCS thereof, provided that the failure to so notify shall not affect the obligations of iPCS under this Section 7.14 except to the extent such failure to notify materially prejudices iPCS. iPCS shall take no action which would conflict with the performance by iPCS of its duties under this Section 7.14.

          (b)   The provisions of this Section 7.14 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          (c)   iPCS shall comply with the notice requirements of Section 21 of the Executive Liability and Entity Securities Liability Coverage section of the Company's Director and Officer Insurance Policy and shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (the "Coverage Period") by the directors' and officers' liability insurance policy currently maintained by the Company with respect to acts and omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, that only in the event that such existing policy is not available iPCS may substitute for such policy, policies of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms and conditions which are not less advantageous to such directors and officers of the Company than the terms and conditions of such policy; provided further, that iPCS shall not be required as to any such policy to pay premiums in excess of an amount equal to (i) 300% of the amount currently expended annually by the Company to obtain such insurance and (ii) the amount of any unearned premium under the policy currently maintained by the Company, and if such insurance cannot be obtained for such premium iPCS shall obtain for such persons the maximum coverage that may be obtained for such premiums.

          (d)   In the event iPCS or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of iPCS assume the obligations set forth in this Section 7.14.

        7.15    Takeover Statute.    If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and its Board of Directors, on the one hand, and iPCS and its Board of Directors, on the other hand, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

        7.16    Plan of Reorganization.    This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

        7.17    Transfer of Company Records.    Prior to the Closing, the Company shall cooperate with and assist iPCS in transferring after the Effective Time or causing to be transferred to iPCS after the Effective Time any files, books, records or other documents relating to the business of the Company or any of its Subsidiaries that are the property of the Company or any of its Subsidiaries, that are located on premises which will not be occupied by the Company or any of its Subsidiaries after the Closing and that are not otherwise in the possession of the Company or any of its Subsidiaries.

        7.18    Registration Statement; Blue Sky Compliance.

          (a)   Each of the Company and iPCS shall cooperate and as promptly as practicable prepare, and iPCS shall file with the SEC as soon as practicable, the S-4 Registration Statement with respect to the iPCS Common Stock issuable in the Merger. The prospectus contained in the S-4 Registration Statement shall also serve as the joint proxy statement with respect to the Company Stockholder Meeting and the iPCS Stockholder Meeting (the "Prospectus/Proxy Statement"). The respective parties will cause the S-4 Registration Statement and the Prospectus/Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. iPCS shall use its reasonable best efforts, and the Company will cooperate with iPCS, to have the S-4 Registration Statement declared effective by the SEC as promptly as practicable and to keep the S-4 Registration Statement effective as long as necessary to consummate the Merger and the transactions contemplated thereby. iPCS shall use its reasonable best efforts to obtain, prior to the effective date of the S-4 Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. iPCS will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the iPCS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Prospectus/Proxy Statement or the S-4 Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (b)   Each of the Company and iPCS will use its reasonable best efforts to cause the Prospectus/Proxy Statement to be mailed to its stockholders as promptly as practicable after the S-4 Registration Statement becomes effective.

          (c)   Each of the Company and iPCS undertakes to use its reasonable best efforts to comply with all "blue sky" and similar state securities laws that are applicable to the Merger and the other transactions contemplated hereby.

        7.19    Shares Reserved Pursuant to the Company Plan of Reorganization.    The Company shall use its reasonable best efforts to take all steps necessary to cause the shares of Company Common Stock that are reserved for issuance pursuant to the Company Plan of Reorganization and that have not been issued prior to the Effective Time (if any) to be (a) converted into the right to receive shares of iPCS Common Stock pursuant to the terms of Section 1.4(a) and Article II hereof and (b) subsequent to the Closing, (i) held in a reserve that iPCS agrees to administer in substantially the same manner as such reserve is administered by the Company pursuant to the Company Plan of Reorganization and (ii) voted in all matters voted on by the stockholders of iPCS in the same proportion as the shares of iPCS not held in such reserve.

        7.20    Indentures of the Company and iPCS.

          (a)   If required pursuant to, and in accordance with, the provisions of the Indenture dated as of July 19, 2004 among the Company Escrow Company, the Company, each of the Guarantors (as defined therein) and U.S. Bank National Association (the "Company Indenture"), iPCS shall take all actions necessary to cause the iPCS Subsidiaries to become guarantors under the Company Indenture, including causing such subsidiaries to enter into a supplemental indenture attached as Exhibit F to the Company Indenture.

          (b)   If required pursuant to, and in accordance with, the provisions of the Indenture dated as of April 30, 2004 among iPCS Escrow Company, iPCS, each of the Guarantors (as defined therein) and U.S. Bank National Association (the "iPCS Indenture"), the parties hereto shall take all actions necessary to cause the Company Subsidiaries to become guarantors under the iPCS Indenture, including causing such subsidiaries to enter into a supplemental indenture attached as Exhibit F to the iPCS Indenture.

          (c)   In accordance with the provisions of the Company Indenture, iPCS shall take all actions to become a successor in interest to the Company under the Company Indenture.

        7.21    Notes Registration; Annual Report on Form 10-K.    Pursuant to the Company's Registration Rights Agreement dated July 19, 2004 pertaining to the Company's 11 3/8% Senior Notes due 2012 (the "Company's Senior Notes"), the Company shall use its reasonable best efforts to (a) file a Registration Statement on Form S-4 (the "Notes Registration Statement") with the SEC with respect to such Senior Notes as soon as practicable after the date of this Agreement and (b) use its commercially reasonable efforts to cause the Notes Registration Statement to be effective as soon as practicable thereafter. Prior to filing the Notes Registration Statement with the SEC, the Company shall provide a draft of such Notes Registration Statement to iPCS and allow iPCS a reasonable opportunity to review and comment on such draft. The Company shall use its reasonable best efforts to file an Annual Report on Form 10-K for the fiscal year ended December 31, 2004 with the SEC on or prior to March 31, 2005.

ARTICLE VIII

CONDITIONS PRECEDENT

        8.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the parties, in whole or in part, to the extent permitted by applicable law:

          (a)    Stockholder Approvals.    (i) The Company Stockholder Approval shall have been obtained and (ii) the iPCS Stockholder Approval shall have been obtained.

          (b)    HSR Act and Other Governmental Approvals.    All waiting periods, if any, under the HSR Act with respect to the Merger (including the waiting periods under the HSR Act applicable to notifications filed by any stockholder of the Company) shall have expired or been terminated. All material consents, permits, licenses and approvals required by any Governmental Entity for the Merger and the other transactions contemplated by this Agreement (including the FCC Approval and any other approvals required in connection with any Material Company Permits or any Material iPCS Permits), shall have been obtained and shall remain in full force and effect in each case, without (i) the imposition of material conditions (other than conditions that are imposed by the FCC in the normal course with respect to the assignment of personal communications services licenses) or (ii) the requirement of divestiture of a material asset.

          (c)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect (collectively, the "Restraints"); provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (d)    Certificate of Merger.    Prior to the Effective Time, the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

          (e)    Registration Statement.    The S-4 Registration Statement shall have become effective, no stop order with respect thereto shall be in effect, and no proceedings for that purpose shall have been commenced by the SEC.

        (f)    Company Sprint Consent.    The Company Sprint Consent shall have been obtained and not revoked.

        8.2    Conditions to Obligations of iPCS.    The obligation of iPCS to effect the Merger is also subject to the satisfaction, or waiver by iPCS, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "Material Adverse Effect," shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Company shall have delivered to iPCS a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b)    Performance of Material Obligations of the Company.    The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have delivered to iPCS a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c)    Tax Opinion.    iPCS shall have received a written opinion of Mayer, Brown, Rowe & Maw LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of iPCS and the Company. The specific provisions of each representation letter shall be in a form and substance reasonably satisfactory to such tax counsel, and each representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (d)    Company Documents.    The Company shall have delivered to iPCS (i) a certificate, validly executed by the Secretary of the Company and dated as of the date of the Effective Time, certifying as to (A) the terms and effectiveness of the Company's Second Amended and Restated Certificate of Incorporation and By-Laws and (B) the valid adoption of resolutions of the Board of Directors of the Company and the stockholders of the Company approving and adopting this Agreement and the consummation of the transactions contemplated hereby and (ii) a good standing certificate from the Secretary of State of the State of Delaware evidencing the good standing of the Company.

          (e)    Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any event, change or development that, individually or in the aggregate with any other event, change or development since the date of this Agreement, has had a Material Adverse Effect on the Company.

          (f)    Events of Default.    (i) No "Event of Default" (as defined in the applicable Company Debt Agreement) shall have occurred and be continuing under any Company Debt Agreement and (ii) assuming compliance by iPCS with Sections 7.20(a) and (c) of this Agreement, no "Default" (as defined in the applicable Company Debt Agreement) will occur under any Company Debt Agreement upon the consummation of the Merger.

          (g)    Company Sprint Agreements.    No material default by the Company or any of its Subsidiaries shall have occurred and be continuing under the Company Sprint Agreements.

        8.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of iPCS set forth in this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "Material Adverse Effect," shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Company shall have received a certificate signed on behalf of iPCS by the Chief Executive Officer and the Chief Financial Officer of each of them to the foregoing effect.

          (b)    Performance of Material Obligations of iPCS.    iPCS shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of iPCS by the Chief Executive Officer and the Chief Financial Officer of each of them to such effect.

          (c)    Tax Opinion.    The Company shall have received a written opinion of Akin Gump Strauss Hauer & Feld LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of iPCS and the Company. The specific provisions of each representation letter shall be in a form and substance reasonably satisfactory to such tax counsel, and each representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (d)    iPCS Documents.    iPCS shall have delivered to the Company (i) a certificate, validly executed by the Secretary of iPCS and dated as of the date of the Effective Time, certifying as to (A) the terms and effectiveness of iPCS' Restated Certificate of Incorporation and By-Laws and (B) the valid adoption of resolutions of the Board of Directors of iPCS and the stockholders of iPCS approving and adopting this Agreement and the consummation of the transactions contemplated hereby and (ii) a good standing certificate from the Secretary of State of the State of Delaware evidencing the good standing of iPCS.

          (e)    Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any event, change or development that, individually or in the aggregate with any other event, change, or development since the date of this Agreement, has had a Material Adverse Effect on iPCS.

          (f)    Events of Default.    (i) No "Event of Default" (as defined in the applicable iPCS Debt Agreement) shall have occurred and be continuing under any iPCS Debt Agreement and (ii) assuming compliance by the Company with Section 7.20(b) of this Agreement, no "Default" (as defined in the applicable iPCS Debt Agreement) will occur under any iPCS Debt Agreement upon the consummation of the Merger.

          (g)    iPCS Sprint Agreements.    No material default by iPCS or any of its Subsidiaries shall have occurred and be continuing under the iPCS Sprint Agreements.

ARTICLE IX

TERMINATION AND AMENDMENT

        9.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval or the iPCS Stockholder Approval (except as provided otherwise below), by action of the Board of Directors of the terminating party or parties:

          (a)   by mutual written consent of the Company and iPCS;

          (b)   by either iPCS or the Company if the Merger shall not have been consummated on or before September 30, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by either iPCS or the Company (provided that the party seeking to terminate this Agreement shall not be in material breach of any of its obligations under Section 7.3 hereof) if either the Company Stockholder Approval or the iPCS Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders;

          (d)   by either iPCS or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or sooner if such breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by iPCS);

          (e)   by either iPCS or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or sooner if such breach, by its nature, cannot be cured prior to the Closing;

          (f)    by either iPCS or the Company if, since the date of this Agreement, there shall have occurred any event, change, or development that, individually or in the aggregate with any other event, change, or development since the date of this Agreement, has had a Material Adverse Effect on the other party;

          (g)   by either iPCS or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

          (h)   by the Company prior to receipt of the Company Stockholder Approval in order to accept a Superior Proposal offered to the Company; provided that, in order for the Company to terminate this Agreement pursuant to this Section 9.1(h), the Company shall have complied with the provisions of Section 7.3(a) (subject to the first sentence of Section 7.3(e)), Section 7.3(g) and Section 9.2(c); or

          (i)    by iPCS prior to receipt of the iPCS Stockholder Approval in order to accept a Superior Proposal offered to iPCS; provided that, in order for iPCS to terminate this Agreement pursuant to this Section 9.1(i), iPCS shall have complied with the provisions of Section 7.3(a) (subject to the first sentence of Section 7.3(e)), Section 7.3(g) and Section 9.2(b); or

          (j)    by the Company in the event of an Adverse Recommendation Change by iPCS; or

          (k)   by iPCS in the event of an Adverse Recommendation Change by the Company.

        9.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either iPCS or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect without any liability or obligation on the part of the Company or iPCS except that (i) Sections 7.2(c), 7.13, 9.2 and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b)   In the event that this Agreement is terminated:

              (i)  pursuant to Section 9.1(i);

             (ii)  (x) by iPCS or the Company pursuant to Section 9.1(c) on account of the failure to obtain the iPCS Stockholder Approval and (y) a proposal for an Alternative Transaction with respect to iPCS has been made to iPCS or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the time of the iPCS Stockholder Meeting (whether or not conditional and whether or not withdrawn) which has not resulted in an Adverse Recommendation Change by iPCS and (z) within six months after such termination, iPCS or any of its Subsidiaries enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated;

            (iii)  by the Company or iPCS pursuant to Section 9.1(c) on account of the failure to obtain the iPCS Stockholder Approval if an Adverse Recommendation Change was made by iPCS at or prior to the iPCS Stockholders Meeting; or

            (iv)  pursuant to Section 9.1(j) (so long as such termination occurs within ten Business Days of such Adverse Recommendation Change);

then, iPCS will pay the Company a fee equal to $7,000,000 (the "Termination Fee"), by wire transfer of same day funds to an account designated by the Company as follows: (A) in the case of termination pursuant to Section 9.2(b)(i), the entire Termination Fee shall be paid concurrently with such termination, (B) in the case of termination pursuant to Section 9.2(b)(ii), upon the earlier of the consummation of any Alternative Transaction or the execution of any definitive agreement providing for any Alternative Transaction, as applicable, (C) in the case of termination pursuant to Section 9.2(b)(iii), the entire Termination Fee shall be paid within two Business Days of such termination (if the Company has terminated the Agreement) or concurrently with such termination (if iPCS has terminated the Agreement) and (D) in the case of termination pursuant to Section 9.2(b)(iv), the entire Termination Fee shall be paid within two Business Days of such termination. For purposes of Section 9.2(b)(ii)(z), references to 20% in the definition of "Alternative Transaction" will be deemed to be references to 50%.

If iPCS terminates this Agreement pursuant to Section 9.2(b)(ii) or Section 9.2(b)(iii) at a time when the Company could have terminated pursuant to Section 9.2(b)(iii) or (iv), iPCS shall pay the Termination Fee as if this Agreement were terminated under Section 9.2(b)(iii) or (iv).

          (c)   In the event that this Agreement is terminated:

              (i)  pursuant to Section 9.1(h);

             (ii)  (x) by the Company or iPCS pursuant to Section 9.1(c) on account of the failure to obtain the Company Stockholder Approval and (y) a proposal for an Alternative Transaction with respect to the Company has been made to the Company or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the time of the Company Stockholder Meeting (whether or not conditional and whether or not withdrawn) which has not resulted in an Adverse Recommendation Change by the Company and (z) within six months after such termination, the Company or any of its Subsidiaries enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated;

            (iii)  by iPCS or the Company pursuant to Section 9.1(c) on account of the failure to obtain the Company Stockholder Approval if an Adverse Recommendation Change was made by the Company at or prior to the Company Stockholders Meeting; or

            (iv)  pursuant to Section 9.1(k) (so long as such termination occurs within ten Business Days of such Adverse Recommendation Change);

then, the Company will pay iPCS a fee equal to the Termination Fee, by wire transfer of same day funds to an account designated by iPCS as follows: (A) in the case of termination pursuant to Section 9.2(c)(i), the entire Termination Fee shall be paid concurrently with such termination, (B) in the case of termination pursuant to Section 9.2(c)(ii), upon the earlier of the consummation of any Alternative Transaction or the execution of any definitive agreement providing for any Alternative Transaction, as applicable, (C) in the case of termination pursuant to Section 9.2(c)(iii), the entire Termination Fee shall be paid within two Business Days of such termination (if iPCS has terminated the Agreement) or concurrently with such termination (if the Company has terminated the Agreement) and (D) in the case of termination pursuant to Section 9.2(b)(iv), the entire Termination Fee shall be paid within two Business Days of such termination. For purposes of Section 9.2(c)(ii)(z), references to 20% in the definition of "Alternative Transaction" will be deemed to be references to 50%.

If the Company terminates this Agreement pursuant to Section 9.2(c)(ii) or Section 9.2(c)(iii) at a time when iPCS could have terminated pursuant to Section 9.2(c)(iii) or (iv), the Company shall pay the Termination Fee as if this Agreement were terminated under Section 9.2(c)(iii) or (iv).

          (d)   Each party acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if a party fails promptly to pay the amounts due pursuant to this Section 9.2 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the first party for the amounts set forth in this Section 9.2, the first party will pay to the other party interest on the amounts set forth in this Section 9.2 at a rate per annum equal to the three-month LIBOR (as reported in The Wall Street Journal (New York City edition), or, if not reported therein, in another authoritative source selected by the party entitled to such amounts) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 250 basis points.

        9.3    Amendment.    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, if applicable, at any time before or after the receipt of the Company Stockholder Approval or the iPCS Stockholder Approval; provided, however, that after any such stockholder approval, there may not be, without further approval of such stockholders, any amendment or change to the provisions hereof which by law or in accordance with the rules of any relevant stock exchange required further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.4    Extension; Waiver.    At any time prior to the Effective Time, iPCS, on the one hand, and the Company, on the other hand, by action taken or authorized by its respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Company, on the one hand, and iPCS, on the other hand, (b) waive any inaccuracies in the representations and warranties of the Company, on one hand, and iPCS, on the other hand, contained herein or in any document delivered pursuant hereto and (c) waive compliance by the Company, on the one hand, and iPCS, on the other hand, with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

        10.1    No Survival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms are to be performed in whole or in part after the Effective Time.

        10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to iPCS, to:

      iPCS, Inc.
      1901 North Roselle Road
      Schaumburg, Illinois 60195
      Attention: Timothy M. Yager—
                        President and Chief Executive Officer
      Facsimile: 847-885-7125

      with a copy to:

      Mayer, Brown, Rowe & Maw LLP
      190 S. LaSalle St.
      Chicago, IL 60603
      Attention: Paul W. Theiss
      Facsimile: 312-701-7711

      and

          (b)   if to the Company, to:

      68 East Main Street
      Chillicothe, Ohio 45601-0480
      Attention: William A. McKell—
                        President and Chief Executive Officer
      Facsimile: 740-993-8289

      with a copy to:

      Akin Gump Strauss Hauer & Feld LLP
      590 Madison Avenue
      New York, NY 10022
      Attention: Patrick J. Dooley and Stephen E. Older
      Facsimile: 212-872-1002

      and

      Arnall Golden Gregory LLP
      171 17th Street, Suite 2100
      Atlanta, Georgia 30363
      Attention: Donald I. Hackney, Jr.
      Facsimile: 404-873-8639

        10.3    Interpretation, Certain Definitions.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 17, 2005.

        For purposes of this Agreement, except as otherwise expressly provided:

          (a)   "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

          (b)   "Business Day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

          (c)   "Contract" means any agreement, lease (including all real and personal property leases), policy, plan, instrument, contract, note, power of attorney, insurance policy, covenant, guaranty, arrangement, commitment or other instrument.

          (d)   "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (i) the business, assets, properties, liabilities, results of operations or financial condition of such Person and its Subsidiaries taken as a whole or (ii) the ability of such Person and its Subsidiaries to consummate the transactions contemplated hereby or to perform its obligations hereunder; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (A) actions and omissions of such Person or any of its Subsidiaries taken with the prior written informed consent of the other Person in contemplation of the transactions contemplated hereby; (B) conditions or effects resulting from the announcement of the existence of this Agreement or the compliance with the terms of this Agreement; (C) changes in laws of general applicability or interpretations thereof by courts or governmental authorities or changes in GAAP; (D) changes in or relating to the United States economy or United States financial, credit or securities markets in general; (E) changes in or relating to the industries in which such Person operates or the markets for any of such Person's products or services in general; (F) changes arising from national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (G) the termination of, any delay with respect to, or any changes or effects resulting from the Sprint/Nextel Merger; (H) changes in program requirements implemented by Sprint PCS which are applicable to both the Company and iPCS; or (I) changes resulting from the execution of Addendum VIII to the Company's Sprint PCS Management Agreement and Sprint PCS Services Agreement.

          (e)   "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          (f)    "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

        10.4    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        10.5    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) and the Letter Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        10.6    Governing Law and Venue.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts"), for any litigation arising out of or relating to this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

        10.7    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        10.8    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this

Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.9    Publicity.    So long as this Agreement is in effect, neither iPCS nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable law or the rules of any applicable securities exchange.

        10.10    Assignment.    Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        10.11    No Third Party Beneficiaries.    Except as provided in Sections 1.4, 1.5, 1.6, 2.1, and 7.14, this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

        IN WITNESS WHEREOF, iPCS and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

iPCS, INC.
By:	/s/ TIMOTHY M. YAGER
Name: Timothy M. Yager Title: President and Chief Executive Officer
HORIZON PCS, INC.
By:	/s/ WILLIAM A. MCKELL
Name: William A. McKell Title: President and Chief Executive Officer

Exhibit D

FORM OF AFFILIATE'S AGREEMENT

        This AFFILIATE'S AGREEMENT, dated as of                        , 2005 (this "Agreement"), is among iPCS, Inc., a Delaware corporation ("iPCS"), and the undersigned shareholder ("Shareholder") of Horizon PCS, Inc., a Delaware corporation (the "Company"). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

        A.    iPCS and the Company have entered into an Agreement and Plan of Merger, dated as of March 17, 2005 (the "Merger Agreement"), pursuant to which the Company will merge (the "Merger") with and into the iPCS, with the iPCS surviving the Merger;

        B.    Pursuant to the Merger Agreement, at the Effective Time, outstanding shares of Company Common Stock will be converted into shares of iPCS Common Stock;

        C.    The execution and delivery of this Agreement by Shareholder is a material inducement to iPCS to enter into the Merger Agreement; and

        D.    Shareholder has been advised that Shareholder may be deemed to be an "affiliate" of the Company, as such term is used for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

        NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

        1.    Acknowledgments by Shareholder.    Shareholder has read this Agreement and the Merger Agreement and has discussed the requirements and applicable limitations on the Shareholder's ability to sell, transfer or otherwise dispose of the shares of iPCS Common Stock issued in connection with the Merger with such legal counsel as Shareholder has deemed appropriate in connection with the execution of this Agreement.

        2.    Compliance with Rule 145 and the Act.

          (a)   Shareholder has been advised that (i) the issuance of shares of iPCS Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement filed by iPCS on Form S-4, and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Act unless such shares are otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and (ii) Shareholder may be deemed to be an affiliate of the Company. Shareholder accordingly agrees not to sell, pledge, transfer or otherwise dispose of any shares of iPCS Common Stock issued to Shareholder in the Merger unless (i) such sale, pledge, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act, (iii) Shareholder delivers to iPCS a written opinion of counsel, in form and substance reasonably acceptable to iPCS, to the effect that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act or (iv) the legend described in Section 2(b) below is otherwise removed from the certificates representing such shares of iPCS Common Stock in accordance with the provisions hereof.

          (b)   iPCS will give stop transfer instructions to its transfer agent with respect to any iPCS Common Stock received by Shareholder pursuant to the Merger and there will be placed on the

Exhibit D-1

  certificates representing such iPCS Common Stock, or any substitutions therefor, legends stating in substance:

"THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and iPCS shall so instruct its transfer agent if, (i) a registration statement respecting the sale of the shares has been declared effective under the Act or (ii) Shareholder delivers to iPCS (w) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), (x) an opinion of counsel, in form and substance reasonably acceptable to iPCS, to the effect that sale of the shares by the holder thereof is no longer subject to Rule 145, (y) a "no action" letter obtained from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the Shareholder, or (z) a representation letter to the effect that either (A) one year has elapsed from the date the Shareholder acquired the iPCS Common Stock received in the Merger and the provisions of Rule 145(d)(2) are available to the Shareholder or (B) two years have elapsed from the date the Shareholder acquired the iPCS Common Stock received in the Merger and the provisions of Rule 145(d)(3) are applicable to the Shareholder.

          (c)   Execution of this letter should not be considered (i) an admission by the Shareholder that such Shareholder is an "affiliate" of iPCS or (ii) a waiver of any rights that such Shareholder may have to object to any claim that such Shareholder is an affiliate on or after the date hereof.

        3.    Miscellaneous.

          (a)   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

          (b)   This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context to permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

          (c)   This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

          (d)   Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

          (e)   This Agreement shall not be modified or amended, or any right waived or any obligations excused, except by a written agreement signed by both parties.

Exhibit D-2

          (f)    Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

          (g)   From and after the Effective Time of the Merger and as long as is necessary in order to permit Shareholder to sell iPCS Common Stock held by Shareholder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, iPCS (i) will file on a timely basis all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, (ii) shall otherwise make available adequate public information regarding iPCS in such manner as may be required to satisfy the requirements of paragraph (c) of Rule 144 under the Act, (iii) will furnish to the undersigned upon request a written statement as to whether iPCS has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145 and (iv) will otherwise use its commercially reasonable efforts to take all such actions as necessary to permit such sales or other dispositions pursuant to Rule 145 and Rule 144.

[signature page follows]

Exhibit D-3

        IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

iPCS, INC.
By:
Name: Title:
SHAREHOLDER
Name:
Number of Shares Owned:
Number of Shares Issuable upon Exercise of Stock
Options:

Exhibit D-4

Exhibit E-1

Amendments to iPCS' Restated Bylaws

1.    Section 5(a) shall be amended to read in its entirety as follows:

"The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors; provided, however, that, except as may be otherwise required by the rules of any applicable securities exchange, the Securities and Exchange Commission or applicable law, the 2006 annual meeting of the corporation shall be held no earlier than May 1, 2006.

[2.    The following sentence shall be added at end of Section 5(c):

"Notwithstanding anything to the contrary contained in the Certificate of Incorporation, these Bylaws or otherwise, at the 2005 annual meeting of the stockholders of the corporation, the Horizon Directors, the iPCS Directors and the Executive Director (in each case, as defined in the Certificate of Incorporation)(or any of such Directors' replacements as determined in accordance with the Certificate of Incorporation) shall each be nominated for election to the Board of Directors of the corporation."]1

1
This amendment will not be effected if the 2005 annual meeting is held prior to the Closing.

3.    The following two sentences shall be added at the end of Section 15:

The Board of Directors shall, by a majority vote of the directors, appoint a Chairman of the Board of the Directors, which Chairman of the Board of Directors shall have such duties as set forth in these Bylaws or as otherwise determined by the Board of Directors. Notwithstanding the previous sentence, until at least the 2006 annual meeting of the stockholders of the corporation, Robert Katz ("RK") shall serve as the Chairman of the Board of Directors (if RK is willing and able to serve in such capacity and is otherwise a director during such time) unless, prior to the 2006 annual meeting of the stockholders of the corporation, both a majority of the Horizon Directors and a majority of the iPCS Directors determine, in such directors' independent business judgment, that it would be inconsistent with such directors' fiduciary duties to the stockholders of the corporation for RK to continue as Chairman of the Board of Directors, in which case RK shall be removed as Chairman of the Board of Directors and the Chairman of the Board of Directors shall be determined in accordance with the previous sentence."

4.    The first sentence of Section 18 shall be amended to read in its entirety as follows:

"Subject to the rights of the holders of any series of Preferred Stock and to the provisions set forth in paragraph (4) of Article V.A. of the Certificate of Incorporation, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors may, except as otherwise provided by law, be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Voting Stock.

5.    The third sentence of Section 19 shall be amended to read in its entirety as follows:

"Except as provided in the Certificate of Incorporation (including, without limitation, paragraph (4) of Article V.A thereof), when one or more directors shall resign from the Board of Directors, effective at a future date, such vacancy or vacancies may, except as otherwise provided by law, be filled by the affirmative vote of a majority of the directors then in office, including those who have so resigned, or

Exhibit E-1-1

by a sole remaining director, or by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Voting Stock, in each case, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

6.    The following sentence shall be added to the end of Section 27(b):

"Notwithstanding anything to the contrary contained in the Certificate of Incorporation, these Bylaws or otherwise (but subject to the provisions of Section 28(a) of these Bylaws), until at least the 2006 annual meeting of the stockholders of the corporation, Timothy M. Yager ("TY") shall serve as the Chief Executive Officer (if such individual is willing and able to serve in such capacity during such time)."

7.    The second sentence of Section 28(a) shall be amended to read in its entirety as follows:

"Any officer may be removed at any time with or without cause by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby; provided, however, that prior to the 2006 annual meeting of the stockholders of the corporation, TY may be removed as Chief Executive Officer only if both a majority of the Horizon Directors and a majority of the iPCS Directors determine, in such directors' independent business judgment, that it would be inconsistent with such directors' fiduciary duties to the stockholders of the corporation for TY to continue as Chief Executive Officer."

8.    The second sentence of Section 42 shall be amended to read in its entirety as follows:

"In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without any action on the part of the stockholders; provided, however, that prior to the 2006 annual meeting of the stockholders of the corporation, neither (a) Section 5(a) of these Bylaws, [(b) the last sentence of Section 5(c) of these Bylaws,] (c) the last two sentences of Section 15 of these Bylaws, (d) the first sentence of Section 18 of these Bylaws, (e) the third sentence of Section 19 of these Bylaws, (f) the last sentence of Section 27(b) of these Bylaws, (g) the second sentence of Section 28(a) of these Bylaws nor (h) the second sentence of Section 42 of these Bylaws may be altered, amended or repealed pursuant to this sentence without the concurrence of a majority of the Horizon Directors and a majority of the iPCS Directors.

Exhibit E-1-2

Exhibit E-2

Amendments to iPCS' Restated Certificate of Incorporation

1.    Article V.A. of the Restated Certificate of Incorporation shall be amended by adding the following paragraph (4) immediately after paragraph (3):

    "(4) Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the Bylaws of the corporation or otherwise, as of the effective time of the merger of Horizon PCS, Inc. ("Horizon") with and into the corporation pursuant to that certain Agreement and Plan of Merger, dated as of March 17, 2005, by and between Horizon and the corporation (the "Merger Agreement"), the Board of Directors shall be comprised of (i) the Horizon Directors, (ii) the iPCS Directors and (iii) the Executive Director (in each case as such term in defined in the Merger Agreement). Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the Bylaws of the corporation or otherwise, if any Horizon Director ceases to serve on the Board of Directors of the corporation for any reason at any time prior to the 2006 annual meeting of stockholders of the corporation (the "First Post-Closing Annual Meeting"), the remaining Horizon Directors shall promptly designate a person to replace such Horizon Director and the Board of Directors of the corporation shall appoint such designated person to the Board of Directors of the corporation. If any iPCS Director ceases to serve on the Board of Directors of the corporation for any reason at any time prior to the First Post-Closing Annual Meeting, the remaining iPCS Directors shall promptly designate a person to replace such iPCS Director and the Board of Directors of the corporation shall appoint such designated person to the Board of Directors of the corporation. If the Executive Director ceases to serve on the Board of Directors of the corporation for any reason at any time prior to the First Post-Closing Annual Meeting, the iPCS Directors shall promptly designate a person to replace such Executive Director and the Board of Directors of the corporation shall appoint such designated person to the Board of Directors of the corporation. Any director elected in accordance with the preceding three sentences shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified."

Exhibit E-2-1

QuickLinks

  Exhibit 2.1